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Universal Electronics Inc.
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April 23, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Universal Electronics Inc., to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 8, 2021 at 1:00 p.m., local time in Scottsdale, Arizona.
The following Notice of Annual Meeting of Stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).
Important Notice Regarding the Availability of Proxy Materials
for the 2021 Annual Meeting of Stockholders:
We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
480-530-3000
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
Notice of Annual Meeting of Stockholders
to be Held on Tuesday, June 8, 2021
The 2021 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 8, 2021 at 1:00 p.m., local time in Scottsdale, Arizona.
The meeting will be conducted for the following purposes:

Proposal One:
To elect Paul D. Arling as a Class I Director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2022 or until the election and qualification of his successor;

Proposal Two:	To approve, on an advisory basis, the compensation of our named executive officers;

Proposal Three:	To adopt and approve an amendment to our 2018 Equity and Incentive Compensation Plan;

Proposal Four:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2021; and

To consider and act upon such other matters as may properly come before this Annual Meeting or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Monday, April 12, 2021 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet at www.AALVote.com/UEIC. It is convenient, and may save us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from attending the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 12:30 p.m. (local time in Scottsdale, Arizona) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON TUESDAY, JUNE 8, 2021.
As part of our contingency planning regarding the COVID-19 pandemic, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take that step, we will announce the decision to do so in advance through a public filing with the Securities and Exchange Commission, and the details will be available at www.uei.com/investor-relations/.
UEI's Proxy Statement and our 2020 Annual Report on Form 10-K are available online at http://www.viewproxy.com/ueinc/2021 and through the "Investor Relations" section of our website, www.uei.com.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel
and Secretary
April 23, 2021
Scottsdale, Arizona

UNIVERSAL ELECTRONICS INC.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254
PROXY OVERVIEW

This proxy statement contains information concerning our Annual Meeting of Stockholders to be held at our corporate office, 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, on Tuesday, June 8, 2021, at 1:00 p.m., local time in Scottsdale, Arizona, and at any adjournments or postponements of the meeting. Holders of the Company’s common stock at the close of business on Monday, April 12, 2021, the record date for our Annual Meeting, may vote their shares at the Annual Meeting. Each share owned on the record date is entitled to one vote. At the close of business on the record date, 13,773,815 shares of common stock were outstanding.

Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Friday, April 23, 2021.

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Election of Director	FOR
Proposal 2	Approval, on an advisory basis, of named executive officer compensation	FOR
Proposal 3	Adoption and approval of an amendment to our 2018 Equity and Incentive Compensation Plan	FOR
Proposal 4	Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2021	FOR

In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before our annual meeting for action.

Corporate Governance Highlights

We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. Included below are certain corporate governance highlights, including policies we have implemented and other notable governance achievements.

Independent Directors	6 of 7	Fully Independent Board Committees	Yes
Independent Directors Meet Without Management	Yes
Board meetings held in 2020	9	Director Attendance (Board and Committee)	>75%
Stock Ownership Guidelines for Outside Directors (1)	Yes	Minimum Ownership Requirement Met or Exceeded (1)	100%
Board and Committee Self-assessments	Yes	Code of Conduct for Directors, Officers & Employees	Yes
Executive Sessions of Outside Directors	Yes	Risk Management Review	Yes
Anti-pledging Policy	Yes	Inside Director Elected Annually	Yes

(1)Average actual ownership among outside directors was $2,346,781, including time-based restricted stock units, as of December 31, 2020, which exceeded the minimum ownership guideline of $250,000 by $2,096,781. New outside directors have five years from the date of joining the Board of Directors of the Company to meet these minimum requirements.

Director Nominee and Board Summary

You are being asked to vote on the election of the following director nominee. Summary biographical information and the committee memberships and leaderships of the director nominee and the other directors not up for election at this meeting are set forth below. Additional information about the director nominee can be found on page 5.

Director nominee:

Name	Age	Independent	Audit	Compensation	Corporate Governance and Nominating	Other Public Company Boards
Paul D. Arling Chairman and Chief Executive Officer	58

Directors not up for election:

Name	Age	Independent	Audit	Compensation	Corporate Governance and Nominating	Other Public Company Boards
Satjiv S. Chahil Innovations Advisor and Social Entrepreneur	70	☑		£		£1
Sue Ann R. Hamilton (1) Founder and Owner, Hamilton Media LLC	60	☑		ø		£1
William C. Mulligan Senior Advisor, Primus Capital Funds	67	☑	£		ø	1
Gregory P. Stapleton Founder and Chairman, Falcon One Enterprises	74	☑		£
Carl E. Vogel (2) Industry Advisor, KKR & Co., LP	63	☑	£			4
Edward K. Zinser Financial Consultant	63	☑	ø
ø Chair £ Member
(1) Ms. Hamilton was appointed to these roles in December 2020.
(2) Mr. Vogel is a member of the board of directors of Progress Acquisition Corp., Shaw Communications, Inc., Sirius/XM Corporation, AMC Networks Inc., and DISH Network Corporation. Effective April 30, 2021, Mr. Vogel will cease being a member of the board of directors of DISH Network Corporation.

Executive Compensation Program Highlights

We strongly believe that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance and long-term stockholder returns. In 2020, over 77% of our CEO's total compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other NEOs, on average, received approximately 64% of their total 2020 compensation pursuant to the same annual and long-term incentives. Furthermore, the great majority of named executive officer compensation is not guaranteed but subject to annual financial and performance goals or the Company's stock price. The following chart demonstrates the close link between Company performance (measured as cumulative total return of the Company’s common stock for the five-year period beginning January 1, 2016) and our CEO’s annual compensation over that same five-year period:

CEO Compensation and Company TSR Performance

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Compensation in Thousands
135%
120%
105%
90%
75%
60%
45%
TSR Percentage
2016 Actual
2017 Actual
2018 Actual
2019 Actual
2020 Actual
Annual CEO Compensation
TSR

We believe this alignment of executive and stockholder interests is best advanced by observing the following principles in developing compensation programs and implementing compensation decisions:

•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our named executive officers have a combined total of approximately 83 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.
•Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of the Company.
•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

Finally, we believe that designing our compensation programs to reward long-term value creation as well as the achievement of annual financial performance goals protects the Company against inappropriate risk taking and conflicts of interest.

	What We Do		What We Don't Do
✓	Tie the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.	☒	Back-date or reprice options.
✓	Competitive and reasonable post-employment and change in control provisions.	☒	Defined benefit or supplemental executive retirement plans.
✓	Stock ownership requirements (4x base salary for CEO; 1x base salary for other named executive officers).	☒	Tax gross-ups on employee benefits or perquisites.
✓	Broad clawback policy.	☒	Margin accounts and pledging stock.
✓	Independent compensation consultant.	☒	No full vesting of equity awards upon retirement.
Our stockholders have expressed broad approval of our compensation programs. At our 2020 Annual Meeting of Stockholders, approximately 92% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation.

 Performance Highlights, Initiatives and Other Achievements

Historically, we have operated in a highly competitive pricing environment. This past year was no different. It was also a year in which we were impacted by the worldwide COVID-19 pandemic, with temporary factory shutdowns, supply chain and transportation issues, and reductions in sales to our customers. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2016	2017	2018	2019	2020
Net Sales	$651.4	$695.8	$680.2	$753.5	$614.7
Net Income/(Loss)	$20.4	$(10.3)	$11.9	$3.6	$38.6
Diluted EPS	$1.38	$(0.72)	$0.85	$0.26	$2.72
Cash Flow from Operations	$49.5	$13.8	$12.9	$85.3	$73.4
Gross Margin %	25.2%	23.8%	20.8%	22.6%	28.7%
Operating Margin %	3.9%	1.5%	(0.2)%	2.0%	6.1%
Return on Average Assets	4.0%	(1.8)%	2.0%	0.6%	7.2%
Closing Y/E Stock Price	$64.55	$47.25	$25.28	$52.26	$52.46
Over the five-year period from 2016 to 2020, the Company generated a total of $234.9 million in cash flow from operations.

Key strategic initiatives and related achievements for 2020 are listed below:

	Strategic Initiatives		Related Achievements
✓	Continue to develop industry-leading technologies and products.	✓	Research and development expenditures increased 6.9% in 2020 compared to 2019 as we continued to develop advanced technologies designed to improve and simplify set-up and control features.
✓	Continue to broaden our home control and automation product offerings.	✓	Broadened our product portfolio and updated our library of device codes for new features and devices introduced worldwide.
✓	Further penetrate international subscription broadcasting markets and increase our share with existing customers.	✓	Increased sales with new and existing customers in international and domestic markets.
✓	Acquire new customers in historically strong regions.	✓	Acquired new customers in North America and Europe.
✓	Seek acquisitions that compliment and strengthen our existing business.	✓	Continued our search for acceptable acquisition candidates.

Proposal 1 - Election of Director

Nominee for Election at the Annual Meeting

Paul D. Arling is nominated for election as a Class I director to serve a one-year term expiring at our 2022 Annual Meeting of Stockholders.

Director Background

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 58	Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and Chief Operating Officer in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001.

Mr. Arling earned a Bachelor of Science degree and an MBA from The Wharton School of the University of Pennsylvania.

At the 2020 Annual Meeting of Stockholders, Mr. Arling was reelected as Chairman of the Company to serve until the 2021 Annual Meeting of Stockholders.

Mr. Arling, who has spent over 25 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEE.

CORPORATE GOVERNANCE

We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.

Business Ethics — Code of Conduct

Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code of Conduct contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer and chief financial officer and principal accounting officer are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.

We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an independent, third-party "Ethics Hotline".

Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.

Director Independence

The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, Satjiv S. Chahil, Sue Ann R. Hamilton, William C. Mulligan, Gregory P. Stapleton, Carl E. Vogel and Edward K. Zinser, meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. Additionally, the Board determined that J.C. Sparkman, who served as a Class II Director until his passing in July 2020, met these standards and thus was independent and, in addition, satisfied the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director and being a stockholder.

All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit and Compensation Committees must also satisfy additional independence requirements, which, among other things, provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.

Leadership Structure

Combined Chairman and CEO. The Board’s current leadership structure is characterized by:
•a combined Chairman of the Board and CEO;
•a robust committee structure with oversight of various types of risks; and
•engaged independent Board members.

Mr. Arling has served as our Chairman and CEO since July 2001. The Board believes that combining the roles of Chairman and CEO contributes to an efficient and effective Board. The CEO, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our CEO’s effectiveness. Within the Company, the CEO is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of Chairman and CEO gives management clarity of leadership and a consistent and effective means of communicating directions to management from the Board of Directors. Because of this, management knows that when the CEO is speaking, it is with the voice of the Board and not merely that of an executive officer. Coupled with our independent directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. The non-management directors may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Risk Management

Management is responsible for assessing and managing UEI’s exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage UEI’s exposure to risk, including cyber-security risks. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Our internal auditor ("Internal Auditor") has direct access to the Audit Committee and is responsible for leading the formal risk assessment and management process within the Company. The Internal Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Internal Auditor periodically, no less than quarterly, reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Internal Auditor’s risk management report, which is provided in advance of the regularly scheduled Audit Committee meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated. Throughout the year, the Chair of the Audit Committee provides the Internal Auditor with performance and development-based feedback.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Arling’s extensive knowledge of the Company’s operations and the industries in which we conduct business.

In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Company has determined there are no risks arising from its compensation policies that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

Communications with Directors

The Board has adopted a process by which stockholders and other interested parties may communicate with members of the Board, committee chairs or the non-management directors as a group by regular mail. Any communication by regular mail should be sent to Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254, to the attention of the applicable director or directors with a copy to the Secretary.

Board and Committee Self-Assessments

The Board of Directors has instituted self-assessments of the Board, as well as of the Audit, Compensation, and Corporate Governance and Nominating Committees, to assist in determining whether the Board and its committees are functioning effectively. During 2020, the Audit Committee completed its self-evaluation and reviewed and discussed the results with the full Board.

Board Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. You may access all committee charters, our Code of Conduct, our Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials through the "Investor Relations" section of our website, www.uei.com.

Stock Ownership Guidelines

The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, the Board has established minimum share ownership requirements. Each Board of Director member is expected to own, at a minimum, that number of shares of common stock equal in value to $250,000, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of four times for our Chairman and Chief Executive Officer. Any new director or executive officer will have five years from the date they join the Company to meet these minimum ownership requirements. Presently, all of our directors and named executive officers meet these guidelines. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement. More information pertaining to executive officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis" section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.

Board Structure and Committee Membership

Board Composition

We currently have seven directors: one is a Class I Director and six are Class II Directors. A Class I Director is a director who is also an employee of UEI and is elected each year at the Annual Meeting of Stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.

Board of Directors Meetings Held During 2020

During 2020, the Board formally met five times and acted four times by unanimous written consent. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. During 2020, no director attended less than 75% of the aggregate of all Board meetings and meetings of committees on which the director served. We encourage each director to attend every Annual Meeting of Stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. Moreover, due to the COVID-19 pandemic, no board members attended last year's Annual Meeting of Stockholders.

Role of Primary Board Committees

The Board has three standing committees - Audit, Compensation, and Corporate Governance and Nominating. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, Audit Committee and Compensation Committee members meet additional heightened independence criteria applicable to Audit Committee and Compensation Committee members under applicable NASDAQ and Securities and Exchange Commission ("SEC") independence requirements. The table below provides information about the current membership of the committees and the number of meetings held in 2020.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Satjiv S. Chahil		X	X
Sue Ann R. Hamilton (1)		Chair	X
William C. Mulligan	X		Chair
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4*	2**	2***
.(1) Ms. Hamilton was appointed to these roles in December 2020.
*The Audit Committee also acted once by unanimous written consent.
**The Compensation Committee also acted once by unanimous written consent.
*** The Corporate Governance and Nominating Committee also acted once by unanimous written consent.

Audit Committee

The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualification, and performance of the independent registered public accounting firm and the performance of our Internal Auditor. The Audit Committee’s functions include:
•monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures;
•meeting with our independent registered public accounting firm and management representatives;
•making recommendations to the Board regarding the appointment of the independent registered public accounting firm;
•approving the scope of audits and other services to be performed by the independent registered public accounting firm;
•establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;
•considering whether the performance of any professional service by the registered public accountants may impair their independence;
•reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls; and
•meeting with the Internal Auditor and approving the scope and review of audits performed by the Internal Auditor.

The independent registered public accountants and the Internal Auditor each have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to each of the independent registered public accountants and the Internal Auditor.

All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an "audit committee financial expert" within the meaning of applicable SEC regulations.

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States, in all material respects.

In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2020 with management and the independent registered public accountants.
2.The Audit Committee has discussed the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board ("PCAOB") and the SEC with the independent registered public accounting firm.
3.The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2020, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors

Edward K. Zinser — Chair
William C. Mulligan
Carl E. Vogel
Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "NEOs" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Compensation Committee:
•reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;
•monitors potential risks relating to the Company's compensation policies and practices;
•reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company’s Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company’s Annual Report and Proxy Statement;
•reviews periodically compensation for non-management directors of the Company and recommends changes to the Board as appropriate;
•reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the Company;
•reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;
•administers the Company’s stock incentive plans; and
•assesses the independence of any outside compensation consultant of the Company.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board’s effectiveness. Among other things, the Corporate Governance and Nominating Committee:
•develops and recommends to the Board criteria for board membership;
•identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;
•reviews candidates recommended by the Company’s stockholders, if any, for election to the Board;
•reviews annually our corporate governance principles and recommends changes to the Board as appropriate;
•recommends to the Board changes to our Code of Conduct;
•reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;
•assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and
•oversees the process for evaluating the Board and its committees.

The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the Corporate Governance and Nominating Committee should send their recommendations to our Secretary at Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. The recommendation must include the candidate’s name, biographical data and qualifications.

Any such recommendation should be accompanied by:
•a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, willingness to serve as a director in accordance with our policies and bylaws;
•a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and
•a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The Corporate Governance and Nominating Committee will evaluate director candidates recommended by stockholders, if any, based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.

Diversity

The Board is committed to be comprised of a diverse selection of individuals who bring their personal and professional experiences to bear in order to create a constructive debate of competing views and opinions in the boardroom. The Board recognizes that it is through this diversity, not only in skills and experience, but also in personal characteristics, such as gender, race, ethnicity, national origin, and age, that will help ensure that the Board best performs its oversight function and more completely represents the interests of all of our stockholders.

As a result of this, the Corporate Governance and Nominating Committee developed specific selection criteria that it employs to assist in identifying candidates for potential admission to the Board with an emphasis on seeking qualified female and other diverse candidates. These criteria include, among other things, candidates possessing:
•the highest personal and professional ethics, character, integrity and values;
•the appropriate characteristics, skills, and experience in the following areas, product development/technology, operations, video services, finance, and/or sales and marketing to make a significant contribution to the Board;
•an inquisitive and objective perspective, practical wisdom and mature judgment; and
•a commitment to represent the interests of all of our stockholders and demonstrate a commitment to long-term service on the Board.

As a result of this process, Sue Ann R. Hamilton was appointed as a member of the Board of Directors in November 2019 and re-elected by our stockholders at our Annual Meeting of Stockholders held in 2020.

Information About Our Directors

Experiences, Qualifications, Skills and Attributes of Directors

In considering each director and the composition of the Board of Directors as a whole, the Corporate Governance and Nominating Committee utilizes a diverse group of experiences, qualifications, skills and attributes, including diversity in gender, ethnicity and race, that the Corporate Governance and Nominating Committee believes enables a director to make a significant contribution to the Board, UEI and our stockholders.

Satjiv S. Chahil Compensation Committee Corporate Governance and Nominating Committee Director since 2002 Age: 70	Mr. Chahil is a Silicon Valley-based innovations advisor and social entrepreneur and global marketing consultant since 2011. Mr. Chahil is a member of the board of directors of New Providence Acquisition Corp. III, a newly organized blank-check company formed to effect mergers, stock exchanges, reorganizations, and similar business combinations. At various dates until April 2011, Mr. Chahil was an executive adviser to several global high-tech companies, including Apple Corp, Hewlett-Packard, Beats Electronics, Blackberry (RIM), BMW, Starkey Hearing Technologies, and Sony Electronics. He also serves on the council of Trustees of the American India Foundation (www.aif.org).

Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona.

Mr. Chahil has been a Class II Director of the Company since 2002. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2020 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting of Stockholders.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

Sue Ann R. Hamilton Compensation Committee (Chair) Corporate Governance and Nominating Committee Director since 2019 Age: 60	Ms. Hamilton is Founder and Principal of Hamilton Media LLC, which advises and represents major and emerging media and technology companies since 2007. In this role, Ms. Hamilton has served as Executive Vice President - Distribution and Business Development for AXS TV LLC, a partnership between founder Mark Cuban, AEG, Ryan Seacrest Media, Creative Artists Agency, and CBS. Prior to launching Hamilton Media, she served as Executive Vice President of Programming for Charter Communications (a cable and internet provider) from 2003 until 2007. Before her work at Charter, she held numerous management positions at AT&T Broadband LLC and its predecessor, TCI between 1993 and 2002. Early in her career, Ms. Hamilton was a partner at Chicago-based law firm Kirkland & Ellis, specializing in complex commercial transactions.
Ms. Hamilton also serves as member of the board of directors of Liberty Broadband Corporation (since December 2020). She previously served as a member of the board of directors of GCI Liberty, Inc.(merged into Liberty Broadband Corporation in December 2020) and of FTD Companies, Inc. As representative of Mark Cuban Companies/Radical Ventures, she has been a board observer since 2012 for Philo, Inc., a privately held technology company.

Ms. Hamilton graduated magna cum laude with a Bachelor of Arts from Carleton College and earned a Juris Doctorate from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.

Ms. Hamilton has been a Class II Director of the Company since 2019. She also serves as Chair of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2020 Annual Meeting of Stockholders, Ms. Hamilton was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting of Stockholders.

Ms. Hamilton’s background as an executive in and advisor to the cable television industry for over 26 years enable her to contribute extensive knowledge and strategic insights in technology, media and telecommunications to our Board. In addition, her financial and legal experience strengthen our Board’s collective qualifications, skills and attributes. Her experience gained from membership on the boards of public and privately-held companies gives the Company the benefit of observed best practices in corporate governance.

William C. Mulligan Audit Committee Corporate Governance and Nominating Committee (Chair) Director since 1992 Age: 67	Mr. Mulligan has over 30 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan currently serves as Senior Advisor to Primus. Mr. Mulligan serves as a member of the board of directors of TFS Financial Corporation (TFSL) and serves as chair of TFS' audit, compensation, and executive committees. He also serves on the board of directors of several portfolio companies. Mr. Mulligan is also a trustee of The Cleveland Clinic Foundation, the Land Trust Alliance, and the Western Reserve Land Conservancy.

Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago.

Mr. Mulligan has been a Class II Director of the Company since 1992. He also serves as Chair of our Corporate Governance and Nominating Committee and as a member of our Audit Committee. At the 2020 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting of Stockholders.

Mr. Mulligan’s extensive knowledge in the fields of financial services, investment banking, and accounting, risk management and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies contribute significantly to our Board and the Committees on which he serves.

Gregory P. Stapleton Compensation Committee Director since 2008 Age: 74	Mr. Stapleton is the Founder and Chairman of Falcon One Enterprises LLC, a private equity firm that invests in early stage technology companies, since 2005. Prior to that, Mr. Stapleton was the President of Harman International where, he also served as its Chief Operating Officer. He was a director of Harman International from 1997 until his retirement in 2004. Prior to joining Harman, Mr. Stapleton held various leadership positions, including Senior Vice President Venture Capital at General Electric.

Mr. Stapleton earned a Bachelor of Science in aerospace engineering from Penn State University.

Mr. Stapleton has been a Class II Director of our Company since 2008. He also serves as a member of our Compensation Committee. At the 2020 Annual Meeting of Stockholders, Mr. Stapleton was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting of Stockholders.

Mr. Stapleton provides the Board with extensive management experience, which includes his former role as President and COO of a multinational provider of premium audio and infotainment solutions, and his extensive management, finance and corporate governance experience gained from that role.

Carl E. Vogel Audit Committee Director since 2009 Age: 63	Mr. Vogel is a private investor and an industry advisor focused on media and communications for Kohlberg Kravis Roberts & Co. L.P., a global investment company. In addition, in February 2021, he became Non-Executive Chairman of Progress Acquisition Corp. (NASDAQ:PGRW), a special purpose acquisition company primarily focused on the media and technology sector. Mr. Vogel is also Senior Advisor to the Chairman of DISH Network Corporation (NASDAQ:DISH), a leading satellite television provider and since May 2005, has served as a member of its Board of Directors until April 30, 2021 at which time, he will no longer serve as Senior Advisor to the Chairman of DISH and cease being a member of DISH's Board of Directors. From September 2006 until February 2008, Mr. Vogel served as President of DISH and as the Vice-Chairman of the Board of Directors of and as a Senior Advisor to DISH Network Corporation (formerly Echostar Communications Corporation, a satellite delivered digital television services provider) and Echostar Corp. (a developer of set-top boxes and other electronic technology). From 2001 to 2005, he was President, Chief Executive Officer and a director of Charter Communications, Inc. (NASDAQ:CHTR), a broadband service provider. Before joining Charter, Mr. Vogel served in various executive capacities with Liberty Media Corporation affiliated companies. Mr. Vogel is the sole shareholder of Bulldog Capital Partners, Inc., providing advisory services and strategic consulting for media companies and media and telecom focused private equity investors.

Mr. Vogel is also a member of the Board of Directors of Shaw Communications, Inc. (since 2006), Sirius/XM Corporation (since 2011), and AMC Networks Inc. (since 2013). Mr. Vogel serves as a chair of the audit committee and as a member of the executive committee of Shaw; chair of the compensation committee of Sirius/XM; and chair of the audit committee of AMC Networks.

Mr. Vogel received his Bachelor of Science degree from St. Norbert College, located in DePere, Wisconsin with an emphasis in finance and accounting, and was a former active Certified Public Accountant.

Mr. Vogel has been a Class II Director of our Company since 2009. He also serves as a member of our Audit Committee. At the 2020 Annual Meeting of Stockholders, Mr. Vogel was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting of Stockholders.

As a result of his background, including his various high-level executive roles at DISH, Charter, and Liberty Media, Mr. Vogel brings to the Board demonstrated executive leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as broad senior management, corporate governance and strategic planning experience gained from those roles and from his membership on the various boards of public and privately-held companies. Mr. Vogel also has substantial experience in reviewing financial statements as a result of his background as a certified public accountant and his roles as a chief executive and senior finance executive of public companies.

Edward K. Zinser Audit Committee (Chair) Director since 2006 Age:63	Mr. Zinser is a financial consultant since 2017. From May 2014 until July 2016, he was Executive Vice President and Chief Financial Officer of United Online, Inc. (UNTD) a provider of consumer services and products over the internet. From January 2008 until November 2012, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, a leading Wi-Fi software and services provider. Prior to that, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a worldwide publisher of interactive entertainment software. Prior to joining THQ, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a global publisher of entertainment and education software. Mr. Zinser has also served as President and Chief Operating Officer of Styleclick, Inc., Senior Vice President and Chief Financial Officer of Internet Shopping Network LLC, Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc., and in various senior financial positions with The Walt Disney Company.

Mr. Zinser earned a Bachelor of Science in business management from Fairfield University and an MBA in finance from the University of Chicago.

Mr. Zinser has been a Class II Director of our Company since 2006. He also serves as Chair of our Audit Committee. At the 2020 Annual Meeting of Stockholders, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2022 Annual Meeting of Stockholders.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chair, with extensive knowledge in the fields of finance and accounting, investment banking, and legal, corporate governance, and audit oversight experience gained from his positions as chief financial officer of other public companies.
These experiences, qualifications, skills and attributes relate directly to the management and operations of UEI. Success in each of these categories is a key factor in UEI’s overall operational success and creating stockholder value. The Corporate Governance and Nominating Committee believes that directors who possess these experiences, qualifications, skills and attributes are better able to provide oversight of UEI’s management and our long-term and strategic objectives.

Each director is required to notify the Chairman and the Chair of the Corporate Governance and Nominating Committee upon a change in principal professional responsibilities. The Corporate Governance and Nominating Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and we will reimburse the costs associated with, directors participating in continuing director education. The Board believes that term limits may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide a significant contribution to the Board.
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Non-Management Director Compensation

We compete primarily with technology companies in attracting and retaining our non-management directors. The advice of our non-management directors has been instrumental in our success. As noted in the overview of director backgrounds above, our current directors have deep experience in technology industries, Silicon Valley innovations and global marketing, telecommunications and subscription services TV, electronic devices manufacturing and marketing, private equity investments in technology, and internet-based consumer services and products. And each time our non-management directors have been up for re-election, our stockholders have recognized their value by overwhelmingly approving their re-election.

Consistent with this technology industry context, our Board of Directors has long held the belief that its compensation for serving as a member of our Board of Directors should be closely tied to the interests of our stockholders, meaning the vast majority of the non-management directors’ compensation be in equity as opposed to cash, yet be positioned to attract and retain qualified members. When the Compensation Committee last studied non-management directors’ compensation, it focused on the Company’s Peer Group, which is used for assessing executive compensation. The Peer Group consists of companies in the Electronic Equipment & Instruments, Electronic Manufacturing Services, Electronic Components/Household Appliances, and Consumer Electronics industries (see page 30 below for details of the Peer Group). The Compensation Committee also considered recent developments in law, corporate governance, shareholder activism and pay practices regarding board compensation programs generally, compensation trends and best practices, competitive pay levels, stockholder view of non-management director compensation practices, effects of recent legal interpretations, and proxy disclosure.

Based upon this study and the conclusions reached by the Compensation Committee, the structure of the non-management directors’ compensation was modified (effective July 1, 2018) to use retainers and eliminate meeting fees (both Board and Committee meetings) and to place a cap on the dollar value of the annual award of common stock. As such, the non-management directors’ annual compensation was set as follows:
1.A Board membership cash retainer equal to $50,000 ($12,500 paid quarterly);
2.A Committee membership cash retainer as follows:
a.Audit Committee membership - $10,000 ($2,500 paid quarterly),
b.Compensation Committee membership - $10,000 ($2,500 paid quarterly),
c.Corporate Governance and Nominating Committee membership - $5,000 ($1,250 paid quarterly);
3.A cash retainer for each committee chaired as follows:
a.Audit Committee Chair - $11,250 ($2,812.50 paid quarterly)
b.Compensation Committee Chair - $10,000 ($2,500 paid quarterly),
c.Corporate Governance and Nominating Chair - $6,000 ($1,500 paid quarterly); and
4.An award of 5,000 shares of our common stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate), but in no event may the dollar value of such share award exceed $500,000, which vests ratably each quarter during the fiscal year awarded.

In addition to their annual compensation, non-management directors may receive a periodic stock option grant when warranted (for example, upon their initial appointment to the Board of Directors) to compensate them for stellar past performance or to incentivize them to continue as members of our Board of Directors.
Non-Management Director Compensation Table

Name of Director	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Total Compensation ($)
Satjiv S. Chahil	2020	65,000	231,450	—	296,450
Sue Ann R. Hamilton	2020	51,597	231,450	—	283,047
William C. Mulligan	2020	71,000	231,450	—	302,450
J.C. Sparkman (3)	2020	40,761	—	—	40,761
Gregory P. Stapleton	2020	60,000	231,450	—	291,450
Carl E. Vogel	2020	60,000	231,450	—	291,450
Edward K. Zinser	2020	71,250	231,450	—	302,700

(1)This column represents the cash compensation earned in 2020 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2020" table below.
(2)This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. See "Additional Information about Non-Management Director Equity Awards" for further information related to stock awards granted in 2020.
(3)Mr. Sparkman was awarded stock on July 1, 2020; however, due to his passing, all stock awards were forfeited.

Mr. Arling, who is the Company's Chief Executive Officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2020. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.

Additional Information about Fees Earned or Paid in Cash During 2020

The following table provides additional information about fees earned or paid in cash to non-management directors during 2020:

Name of Director	Year	Annual Retainers ($)	Committee Chair Fees (1) ($)	Committee Membership Fees ($)	Total ($)
Satjiv S. Chahil	2020	50,000	—	15,000	65,000
Sue Ann R. Hamilton (2)	2020	50,000	639	958	51,597
William C. Mulligan	2020	50,000	6,000	15,000	71,000
J.C. Sparkman	2020	27,174	5,435	8,152	40,761
Gregory P. Stapleton	2020	50,000	—	10,000	60,000
Carl E. Vogel	2020	50,000	—	10,000	60,000
Edward K. Zinser	2020	50,000	11,250	10,000	71,250

(1)Mr. Mulligan, Ms. Hamilton, and Mr. Zinser chaired the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively, in 2020.
(2)Ms. Hamilton became a Member and Chair of the Compensation Committee in December 2020 and as such, her membership and Chair fees were prorated from that date through December 31, 2020.

Additional Information about Non-Management Director Equity Awards
The following table provides additional information about equity awards made to non-management directors during 2020 and outstanding awards at the end of the year:

Name of Director	Restricted Stock Unit Awards Granted During 2020 (#)	Option Awards Granted During 2020 (#)	Grant Date Fair Value of Stock Awards Granted During 2020 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#)
Satjiv S. Chahil	5,000	—	231,450	3,750	—
Sue Ann R. Hamilton (2)	5,000	—	231,450	3,750	20,000
William C. Mulligan	5,000	—	231,450	3,750	—
J.C. Sparkman (3)	—	—	—	—	—
Gregory P. Stapleton	5,000	—	231,450	3,750	—
Carl E. Vogel	5,000	—	231,450	3,750	—
Edward K. Zinser	5,000	—	231,450	3,750	—

(1)Represents the grant date fair value of stock awards granted during 2020. This number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.
(2)Outstanding stock options issued to Ms. Hamilton were comprised of 20,000 stock options granted on November 1, 2019 (upon her appointment to the Board of Directors) that vest ratably over a three-year period and will expire on November 1, 2029.
(3)Mr. Sparkman was awarded stock on July 1, 2020; however, due to his passing, all stock awards were forfeited.

Director Stock Ownership Guidelines
The Company requires each of our independent, Class II Directors to own at least $250,000 worth of our common stock (with new members having five years from the date they join the Board of Directors to meet the guidelines). These guidelines are designed to align the Class II Directors' long-term financial interests with those of stockholders. As of December 31, 2020, all of our independent directors satisfied the stock ownership guidelines.

For the purposes of meeting this minimum stock ownership requirement, each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as the average actual ownership levels at December 31, 2020 of our independent directors, are set forth in the table below.

Average of Six Outside Directors
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies
The Company has an anti-pledging policy prohibiting all non-management Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Proposal 2 - Approval, on an Advisory Basis, of Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, the Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 19 and the Summary Compensation Table and supporting tables and information beginning on page 33. The Company designed its compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by its investors. The Compensation Committee strongly believes that executive compensation, both pay opportunities and pay actually realized, should be tied to Company performance. In 2020, over 77% of our CEO's total compensation was in the form of annual and long-term incentives that were tied to the Company's operating results and stock price. Our other NEOs, on average, received approximately 64% of their total 2020 compensation pursuant to the same annual and long-term incentives. At last year’s Annual Meeting of Stockholders held on June 9, 2020, the say-on-pay advisory vote was overwhelmingly favorable, with approximately 92% of all votes cast in favor of approving our named executive officer compensation program. At the June 5, 2017 Annual Meeting of Stockholders, 83% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on executive compensation in our proxy materials ever year at least until the next "Say on Frequency" vote.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. In particular, you should consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis:
•Historically we have operated in a highly competitive pricing environment. This past year was no different. It was also a year in which we were impacted by the worldwide COVID-19 pandemic with temporary factory shutdowns, supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value.
•The great majority of executive pay is not guaranteed. The Company sets clear annual financial goals for corporate and business unit performance and differentiates its bonus awards based on individual achievement. Pay for performance is evident in the charts on pages 19 and 20 of this proxy statement.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:
"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in Universal Electronic Inc.'s proxy statement."

This advisory vote on named executive officer compensation is not binding on us. However, the Board and the Compensation Committee value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future named executive officer compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 RELATING TO THE APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers ("NEOs") in 2020:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
Ramzi S. Ammari	Senior Vice President, Corporate Planning and Strategy
Menno V. Koopmans	Senior Vice President, Global Sales
Joseph E. Miketo	Senior Vice President, Operations

Pay for Performance

Our compensation programs and practices are designed to help recruit, retain and motivate key executives so that they may deliver the successful operating, financial and stockholder value performance expected by our investors.

Performance-Based Compensation

The Compensation Committee believes that our compensation program and practices have been instrumental in supporting achievement of our operating success and performance for stockholders. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our NEOs' total compensation is tied to the Company's financial or long-term stock price performance.

In 2020, over 77% of our CEO's total compensation was in the form of annual and long-term incentives that were tied to the Company's operating results or stock price. Our other NEOs, on average, received approximately 64% of their total 2020 compensation in the same annual and long-term incentives.

CEO 2020 Target Compensation

Other : 0.7%
Base Salary : 21.9%
Long-Term Equity: 55.5%
Target Bonus : 21.9%

Other NEOs 2020 Target Compensation

Other : 2.0%
Base Salary: 34.2%
Long-Term Equity : 43.8%
Target Bonus: 20.0%

The Compensation Committee strongly believes that executive compensation pay opportunities and pay actually realized should be tied to Company performance on an absolute basis, relative to similar technology companies and on competitive pay standards. In addition, realized executive pay should be tied to performance in two key ways: (1) the Company's operating and financial performance and (2) the return to stockholders over time.

Operating Performance

Historically we have operated in a highly competitive pricing environment. This past year was no different. It was also a year in which we were impacted by the worldwide COVID-19 pandemic with temporary factory shutdowns, supply chain and transportation issues and reductions in sales to our customers. At the same time, we continued to invest in new products that we believe will drive strong results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2016	2017	2018	2019	2020
Net Sales	$651.4	$695.8	$680.2	$753.5	$614.7
Net Income (Loss)	$20.4	$(10.3)	$11.9	$3.6	$38.6
Diluted EPS	$1.38	$(0.72)	$0.85	$0.26	$2.72
Cash Flow from Operations	$49.5	$13.8	$12.9	$85.3	$73.4
Gross Margin %	25.2%	23.8%	20.8%	22.6%	28.7%
Operating Margin %	3.9%	1.5%	(0.2)%	2.0%	6.1%
Return on Average Assets	4.0%	(1.8)%	2.0%	0.6%	7.2%
Closing Y/E Stock Price	$64.55	$47.25	$25.28	$52.26	$52.46

Over the 5-year period from 2016 to 2020, the Company has generated $234.9 million in cash flow from operations.

Key strategic initiatives and related achievements for 2020 are listed below:

Continue to develop industry-leading technologies and products.	Research and development expenditures increased 6.9% in 2020 compared to 2019 as we continued to develop advanced technologies designed to improve and simplify set-up and control features.
Continue to broaden our home control and automation product offerings.	Broadened our product portfolio and updated our library of device codes for new features and devices introduced worldwide.
Further penetrate international subscription broadcasting markets and increase our share with existing customers.	Increased sales with new and existing customers in international and domestic markets.
Acquire new customers in historically strong regions.	Acquired new customers in North America and Europe.
Seek acquisitions that compliment and strengthen our existing business.	Continued our search for acceptable acquisition candidates.

Return to Stockholders

The following chart shows how our total stockholder return compares to the S&P Small Cap 600 Index, the Nasdaq Composite
Index and a consumer electronics peer group(1). The companies in the consumer electronics peer group compete in markets similar to those of the Company.

Comparison of Stockholder Returns of Universal Electronics Inc., S&P Small Cap 600 Index, the NASDAQ Composite Index, and the Peer Group

350
300
250
200
150
100
50
0
12/31/2015
12/31/2016
12/31/2017
12/31/2018
12/31/2019
12/31/20
Universal Electronics Inc.
S&P Small Cap 600 Index
NASDAQ Composite Index
Peer Group

(1) Companies in the consumer electronics peer group are as follows: Xperi Corporation (formerly TiVo Corporation), Logitech International, Dolby Laboratories, Inc., and VOXX International Corp.

Alignment between Executive Pay and Company Performance

The Compensation Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company’s executive compensation program included many features designed to maintain this alignment, while also protecting the Company against inappropriate risk taking and conflicts among the interests of the Company, its stockholders and its executives.

As explained above, approximately 77% of our CEO’s total 2020 compensation was tied to performance in the form of annual cash incentives and long-term equity incentives. The following chart shows the historical alignment between our Chief Executive Officer's total annual compensation ("CEO Annual Compensation") and the Company's performance (measured as total stockholder return ("TSR")) for the past five years.

CEO Annual Compensation for each year is the sum of salary received, actual annual incentive earned, all other compensation received (as set forth in the Summary Compensation Table), and year-end values of equity awards granted during the year. Equity award balances are valued at the year-end closing price of the Company’s stock in the respective year of grant and include restricted stock units and "in-the-money" stock options. TSR reflects the stock price appreciation since year-end 2015.

The Compensation Committee believes that the relationship of our CEO’s Compensation to Total Stockholder Return demonstrates effective pay for performance in our executive compensation program.

CEO Annual Compensation and Company TSR Performance

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Compensation in Thousands
135%
120%
105%
90%
75%
60%
45%
TSR Percentage
2016 Actual
2017 Actual
2018 Actual
2019 Actual
2020 Actual
CEO Annual Compensation
TSR

2020 Pay Decisions

The Compensation Committee makes decisions for executive officer base salary and long-term incentive grants in January each year. At that time, final annual incentive awards are also confirmed based on prior year results relative to targets. In consideration of our performance, the Compensation Committee made the following decisions related to compensation for NEOs in 2020:
•Messrs. Hackworth, Ammari and Miketo received an increase to their respective base salaries based upon the compensation study completed in January 2020 (please see the section titled "Base Salary" on page 26).
•Based on Company performance and our incentive plan funding schedule, annual incentives were paid to our Chief Executive Officer and our NEOs for 2020 (please see the 2020 Performance Incentive Plan calculation chart on page 28).
•Made annual grants of stock options and restricted stock units on February 12, 2020 and March 9, 2020 at grant values that increased in value by 62% and 23% when compared to the 2019 grant for our Chief Executive Officer and certain of our other NEOs, respectively. See also table contained in the section titled "Long Term Incentives" on page 29.

Say on Pay

At our June 9, 2020 Annual Meeting of Stockholders, approximately 92% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee was pleased with this overwhelming favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee did not make any changes as a direct result of this vote and decided to retain the core design of our executive compensation programs for the remainder of 2020 and in 2021, as it believes the programs continue to attract, retain and appropriately incent senior management.

We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly consider stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely review our executive compensation programs and practices.

In addition, at the June 5, 2017 Annual Meeting of Stockholders, 83% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on executive compensation in our proxy materials every year at least until the next "Say-on-Frequency" vote, which will be no later than our 2023 Annual Meeting of Stockholders.

Summary of Executive Compensation Practices

Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.

Corporate Governance and Best Practices

Consistent with our commitment to executive compensation best practices, the Company continued the following executive compensation practices for 2020:
•Pay for performance by tying the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.
•No back-dating or repricing stock options.
•No defined benefit pension plan.
•No supplemental executive retirement plan.
•No tax gross-ups on employee benefits or perquisites.
•Competitive and reasonable post-employment and change in control provisions.
•Subject executives to stock ownership guidelines.
•Subject executives to clawback requirements.
•Prohibit executives from holding Company stock in margin accounts or pledging such stock as collateral for loans.
•Monitor potential risks relating to the Company's compensation policies and practices.
•Committee retention of an independent compensation consultant.

Philosophy and Overview of Our Compensation Program

This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.

Philosophy and Objectives

The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:
•Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our NEOs have a combined total of approximately 83 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.
•Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals or increases in stockholder value.
•Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.
•Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of Company.
•Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.

Program Overview

Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our NEOs located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary increases or reductions in awards as deemed appropriate.

Long-term incentives	Align executives with stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.
Non-U.S. benefits	Consistent with competitive practice in the Netherlands, provided Mr. Koopmans with a pension and automobile prior to his move to the United States in 2019.

How We Make Pay Decisions

This section describes the participants and process for setting executive compensation at the Company.

Role of Executive Officers in Setting Compensation

Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.

The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Compensation Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Compensation Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other NEOs. Throughout the process, the Compensation Committee also considers input from our independent compensation consultant as it deems necessary and advisable.

Compensation Consultant

The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Compensation Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. In January 2020, Pay Governance LLC advised the Company with respect to compensation trends, benchmarking and best practices, stockholder view of compensation practices, and proxy disclosure. In addition, the Compensation Committee sought and obtained guidance from other sources as it deemed appropriate. While our adviser periodically consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management during 2020.

The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC. In reaching these conclusions, the Compensation Committee also considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Setting Executive Compensation

In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the NEOs' current level of compensation as the starting point. Decisions to change compensation consider:
•the scope and complexity of the functions each executive oversees;
•the contribution of those functions to our overall performance;
•individual capability and maturity in role;
•individual performance;
•role criticality and difficulty to replace the executive; and
•compensation practices of our peers.

The Chief Executive Officer assesses individual performance of each NEO against established goals and expectations using criteria identified by the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with a self-assessment using the same criteria, including the following:
•results on key financial metrics;
•achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;
•advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;
•achieving operational goals in areas such as productivity, efficiency and risk management;
•improving organizational excellence through employee practices and organization structure; and
•support of Company values such as integrity and high ethical standards.

The Compensation Committee reviews the Chief Executive Officer's assessments and approves an overall rating for the Chief Executive Officer and each of the other NEOs. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target annual incentive and guideline long-term equity award value).

Competitive market ranges are based on benchmark pay data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace. In 2020, the compensation of our CEO and other Named Executive Officers ranged between -8% and 18% of the median compensation of our peer group.

2020 Total Direct Compensation Opportunity

Based on the Compensation Committee's review, the 2020 Total Direct Compensation opportunities of our NEOs were:

Executive	Base Salary	Target Annual Incentive as a % of Base Salary	Target Cash (Base Salary + Annual Incentives)	Long-Term Incentives	Target Total Direct Compensation
Paul D. Arling	$830,000	100%	$1,660,000	$2,100,000	$3,760,000
Bryan M. Hackworth	$400,000	70%	$680,000	$600,000	$1,280,000
Ramzi S. Ammari	$400,000	60%	$640,000	$550,000	$1,190,000
Menno V. Koopmans	$315,000	50%	$473,000	$400,000	$873,000
Joseph E. Miketo	$330,000	50%	$495,000	$300,000	$795,000

Elements of Executive Compensation

We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.

Base Salary

We review base salaries annually, and change them from time to time in consideration of performance, increased responsibilities, benchmark studies and market competitiveness. During 2020, Messrs. Hackworth, Ammari and Miketo received base salary increases of 18%, 23% and 17%, respectively. These increases were made to more closely align their base salaries to the median salaries of our peer group.

Executive	2020 Base Salary	2019 Base Salary	Percent Change
Paul D. Arling	$830,000	$830,000	0%
Bryan M. Hackworth	$400,000	$340,000	18%
Ramzi S. Ammari	$400,000	$325,000	23%
Menno V. Koopmans (1)	$315,000	$315,280	0%
Joseph E. Miketo	$330,000	$282,692	17%
(1)Menno V. Koopmans transitioned from our Netherlands office to our Scottsdale office in August 2019 due to his change in position from Managing Director, EMEA to Senior Vice President, Global Sales. His base salary while residing in the Netherlands was converted to U.S. Dollars using 1.120 USD/EUR.

Annual Incentives

Our NEOs participate in the Universal Electronics Inc. Annual Performance Incentive Plan (the "Performance Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Performance Incentive Plan for that year and establishes the annual performance criteria.

In 2020, the Performance Incentive Plan payment for NEOs was determined in two steps. First, the Preliminary Annual Incentive was calculated using the following formula:

Base Salary x Target Annual Incentive % x Company Performance Factor

The Preliminary Annual Incentive may be modified in the discretion of the Compensation Committee in consideration of individual performance.

Company Performance Factor. For 2020, the Compensation Committee selected Adjusted Non-GAAP Diluted Earnings Per Share ("EPS") as the appropriate performance measure for the Performance Incentive Plan. Adjusted Non-GAAP Diluted EPS may be found in our press releases related to our quarterly and annual earnings releases and excludes the following items:
•Amortization and depreciation expense relating to acquired assets;
•Stock-based compensation;
•Excess manufacturing overhead and factory transition costs;
•Impact of the additional Section 301 U.S. tariffs on products manufactured in China and imported into the U.S. and the costs of implementing countermeasures to mitigate this impact;
•Loss on sale of the Company's Ohio call center;
•Litigation costs;
•Reversal of accrued social insurance adjustment;
•Employee related restructuring costs;
•Changes in the value of contingent consideration;
•Foreign currency gains and losses; and
•Tax effects of the above adjustments.

Adjusted Non-GAAP Diluted EPS is a reflection on the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Adjusted Non-GAAP Diluted EPS to value the Company.

Given the challenging economic environment and after taking into consideration that the actual Adjusted Non-GAAP Diluted EPS for 2019 was $3.55, the Compensation Committee established an Adjusted Non-GAAP Diluted EPS of $3.90 for Performance Incentive Plan funding at target levels for 2020. In the course of determining the Adjusted Non-GAAP Diluted EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2020 Adjusted Non-GAAP Diluted EPS of $3.76 resulted in a Company Performance Factor of 76.7% (as shown below) and therefore annual incentives were paid under the Performance Incentive Plan.

The following table shows the percentage of target funding for the various levels of performance and shows, for each NEO, the amount of his annual incentive as a percentage of base salary paid at each performance level:

	Threshold	Target	Maximum	Actual
EPS(1)	$3.60	$3.90	$4.20	$3.76
Percent of Target Funding	50%	100%	200%	76.7%
Paul D. Arling	50%	100%	200%
Bryan M. Hackworth	35%	70%	140%
Ramzi S. Ammari	30%	60%	120%
Menno V. Koopmans	25%	50%	100%
Joseph E. Miketo	25%	50%	100%
(1)Adjusted Non-GAAP diluted EPS targets are inclusive of Performance Incentive Plan amounts funded.

Individual Performance Factor. The Compensation Committee also evaluates individual performance in determining the final incentive awards for our NEOs. In making this evaluation, the Chief Executive Officer provides his assessment of the other NEOs as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Executive Compensation."

The 2020 Performance Incentive Plan award calculations for our NEOs are indicated in the following table:

Executive	Base Salary	Target Annual Incentive %	Target Annual Incentive	Company Performance Factor	Individual Performance Rating	Actual Annual Incentive Award
Paul D. Arling (1)	$830,000	100%	$830,000	76.7%	99.9%	$636,000
Bryan M. Hackworth (1)	$400,000	70%	$280,000	76.7%	100.1%	$215,000
Ramzi S. Ammari (1)	$400,000	60%	$240,000	76.7%	100.0%	$184,000
Menno V. Koopmans (2)	$315,000	50%	$158,000	76.7%	88.3%	$107,000
Joseph E. Miketo (3)	$330,000	50%	$165,000	76.7%	110.6%	$140,000

(1)Each of Messrs. Arling, Hackworth and Ammari achieved their individual performance goals during 2020. Please refer to the goals included in "Setting Executive Compensation" on page 25.
(2)Mr. Koopmans' individual performance rating reflects not achieving sales targets during 2020 after considering the effects of the COVID-19 pandemic.
(3)Mr. Miketo's individual performance rating reflects strong operational performance and achievements after considering the effects of the COVID-19 pandemic.

Long-Term Incentives

The Compensation Committee sets guideline award levels for long-term equity compensation for participating executives including our NEOs. The 2020 guidelines were expressed as grant values and in determining such values, the Committee members used a survey of our Peer Group's pay practices. The guidelines were established to generally reflect the median grant values of our Peer Group. During 2020, Messrs. Arling, Ammari, Koopmans and Miketo received a long-term incentive increase of 62%, 38%, 50% and 50%, respectively (excluding Mr. Koopmans' 2020 promotional grant of $100,000 and Mr. Miketo's 2019 new hire grant of $100,000). These increases were made to more closely align their long-term incentives to the median long-term incentives of our peer group.

Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:
•the executive's skills, experience, long-term contributions, and potential; and
•individual and Company performance in the prior year.

Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock beyond the level of the established stock ownership guidelines.

Once the value of the long-term equity compensation award is determined, the Compensation Committee uses a mix of stock options and restricted stock units when making the annual long-term equity awards. The Compensation Committee believes that the use of these equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (stock options) and motivating retention with the Company (restricted stock units). In addition, restricted stock units provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.

The grant price of stock options and restricted stock units granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. The grant price of our 2020 equity grants to our NEO's was $46.17 and the stock option Black-Scholes fair value was $17.70. The grant price of our second 2020 equity grant to Mr. Koopmans was $36.99. We prohibit the re-pricing or backdating of stock options. Due to rounding in the number of shares granted, the amounts reported in the Summary Compensation Table may not reflect the exact same proportion of stock options and restricted stock units.

Our 2020 equity awards are indicated in the table below:

	Target Grant Value of all Equity Awards	Restricted Stock Units (Rounded)	Stock Options (Rounded)	Final Award Value
Executive				Restricted Stock Units	Stock Options	Actual Grant Value
Paul D. Arling	$2,100,000	22,740	59,320	$1,049,905	$1,049,965	$2,099,870
Bryan M. Hackworth	$600,000	6,500	16,950	$300,105	$300,015	$600,120
Ramzi S. Ammari	$550,000	5,955	15,535	$274,940	$274,970	$549,910
Menno V. Koopmans	$400,000	5,953	8,475	$250,025	$150,010	$400,035
Joseph E. Miketo	$300,000	3,250	8,475	$150,055	$150,010	$300,065

Stock Option Features. Our 2020 stock option awards granted to our NEOs have a maximum seven-year term and are subject to a three-year vesting period (33.33% on February 12, 2021 and 8.33% each quarter thereafter). We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.

Restricted Stock Unit Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Our 2020 restricted stock units granted to our NEO's are subject to a three-year vesting period (33.33% on February 12, 2021 and 8.33% each quarter thereafter). Our second 2020 restricted stock units award granted to Mr. Koopmans is subject to a three-year vesting period (33.33% per year beginning March 9, 2021). This second grant was in recognition of his promotion to Senior Vice President, Global Sales. Under the terms of our stock incentive plans, unvested restricted stock units are forfeited if the executive voluntarily leaves the Company.

Post-Employment Compensation

We provide our named executive officers with certain post-employment benefits, including change in control severance benefits, which are described below in the section entitled Potential Payments upon Termination or Change in Control. These change in control severance benefits are provided so that executives may focus on change in control transactions without concern for their personal financial situation.

Other Compensation

We provide certain executives who reside in the United States, including the NEOs, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.

These executives receive imputed income for company-paid supplemental life insurance policies above IRS limits for non-taxation. The Company does not provide a tax gross-up on the premiums paid on behalf of the NEOs for their supplemental life insurance policies.

Executive Officer Stock Ownership Guidelines

The Company maintains stock ownership guidelines for our executive officers, including the NEOs. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Four times base salary
Other NEOs	One times base salary

For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each time-based restricted stock unit is considered as a share of common stock. Stock options and unvested performance-based restricted stock units are not considered towards meeting this requirement.

The Compensation Committee reviews ownership levels of our NEOs annually. The requirements for our NEOs, as well as their actual ownership levels at December 31, 2020, are set forth in the table below. All five of our NEOs have met the required guidelines.

$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Mr. Arling
Average of Four Other NEOs
Minimum Ownership Requirement
Actual Ownership

Anti-Pledging and Hedging Policies

The Company has an anti-pledging policy prohibiting all non-management Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. Hedging the Company's stock is generally permitted within prescribed trading windows and otherwise in accordance with the Company's Insider Trading Policy.

Peer Group

The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our executive officers in order to attract and retain top executive talent. The compensation peer group (the "Peer Group") allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our NEOs and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.

The Compensation Committee reviews and approves the Peer Group each year. The 2020 peer group consisted of the same 17 companies as the prior year's peer group.

The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2020 Executive Compensation Peer Group

Electronic Equipment & Instruments	Electronic Manufacturing Services	Electronic Components/ Household Appliances	Consumer Electronics
Cognex Corporation	CTS Corporation	Dolby Laboratories, Inc.	GoPro, Inc.
Coherent, Inc.	Kimball Electronics, Inc.	II-VI Incorporated	ZAGG Inc.
Daktronics Inc.	Method Electronics, Inc.	iRobot Corporation
FARO Technologies Inc.		Littelfuse, Inc.
MTS Systems Corporation		Rogers Corporation
Novanta Inc.
OSI Systems, Inc.

The 17 companies in the Peer Group generally had 2020 revenue, market capitalization and total enterprise value (as of December 31, 2020) in a relevant range around those of the Company as set forth below.

(in millions)	Revenue	Market Capitalization	Industry
Company
II-VI Incorporated	$2,380	$7,888	Electronic Components
Littelfuse, Inc.	$1,446	$6,207	Electronic Components
iRobot Corporation	$1,430	$2,258	Household Appliances
Coherent, Inc.	$1,229	$3,666	Electronic Equipment and Instruments
Kimball Electronics, Inc.	$1,201	$402	Electronic Manufacturing Services
OSI Systems, Inc.	$1,166	$1,671	Electronic Equipment and Instruments
Dolby Laboratories, Inc.	$1,162	$9,804	Electronic Components
Methode Electronics, Inc.	$1,024	$1,437	Electronic Manufacturing Services
GoPro, Inc.	$892	$1,248	Consumer Electronics
MTS Systems Corporation	$829	$1,123	Electronic Equipment and Instruments
Cognex Corporation	$811	$14,020	Electronic Equipment and Instruments
Rogers Corporation	$803	$2,900	Electronic Components
Novanta Inc.	$626	$4,157	Electronic Equipment and Instruments
Universal Electronics Inc.	$615	$721	Consumer Electronics
Daktronics Inc.	$609	$288	Electronic Equipment and Instruments
ZAGG Inc.	$522	$124	Consumer Electronics
CTS Corporation	$424	$1,108	Electronic Manufacturing Services
FARO Technologies, Inc.	$304	$1,260	Electronic Equipment and Instruments
Peer Group Median	$860	$1,554
Data source: Standard & Poors Capital IQ.

Tax Deductibility of Compensation

Section 162(m) of the Code generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to certain "covered employees". Prior to January 1, 2018, there was an exception to this deductibility limitation for compensation that qualified as "performance-based" compensation under the Section 162(m) of the Code. However, the Tax Cuts and Jobs Act of 2017 ("TCJA") eliminated the performance-based exception and expanded the definition of "covered employee" to include the chief financial officer and other NEOs of a Company. TCJA includes a transition rule under which the changes to Code Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. The Company historically intended for certain awards to qualify for the performance-based exception, and while some of those awards may be grandfathered under this transition rule, the Company cannot guarantee that such awards will qualify for the transition relief or will ultimately be deductible by the Company. Potential tax deductibility of compensation under Section 162(m) of the Code is just one factor among many that the Compensation Committee considers when making compensation decisions.

Clawback Policy- Potential Impact on Compensation from Executive Misconduct

Pursuant to our clawback policy applicable to our executive officers, if the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2020 and in our 2021 Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Compensation Committee of the Board of Directors

Sue Ann R. Hamilton — Chair
Satjiv S. Chahil
Gregory P. Stapleton

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Paul D. Arling	2020	830,000	1,049,905	1,049,965	636,000	26,775	3,592,645
Chairman of the Board and	2019	830,000	649,965	650,005	1,660,000	26,275	3,816,245
Chief Executive Officer	2018	830,000	749,990	750,005	—	23,025	2,353,020
Bryan M. Hackworth	2020	400,000	300,105	300,015	215,000	29,005	1,244,125
Senior Vice President and	2019	340,000	300,015	300,020	476,000	24,913	1,440,948
Chief Financial Officer	2018	340,000	300,040	300,030	—	11,855	951,925
Ramzi S. Ammari	2020	400,000	274,940	274,970	184,000	44,330	1,178,240
Senior Vice President,	2019	325,000	200,010	199,995	390,000	13,865	1,128,870
Corporate Planning and Strategy	2018	317,500	220,200	—	—	10,615	548,315
Menno V. Koopmans(5)	2020	315,000	250,025	150,010	107,000	—	822,035
Senior Vice President,	2019	315,280	199,985	—	235,000	17,010	767,275
Global Sales	2018	236,240	149,910	150,015	—	31,120	567,285
Joseph E. Miketo	2020	330,000	150,055	150,010	140,000	13,000	783,065
Senior Vice President,	2019	282,692	299,980	—	330,000	6,000	918,672
Operations	2018	—	—	—	—	—	—

(1)This column represents the total grant date fair value of restricted stock unit awards granted during 2020, 2019 and 2018 and the amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.
(2)This column represents the total grant date fair value of stock options granted during 2020, 2019 and 2018 and the amounts were computed in accordance with FASB ASC Topic 718, "Stock Compensation". For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 15 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.
(3)This column represents cash amounts earned under the Company's Performance Incentive Plan.
(4)See the "All Other Compensation Table" for additional information.
(5)Mr. Koopmans transitioned from our Netherlands office to our Scottsdale office in August 2019 due to his change in position from Managing Director, EMEA to Senior Vice President, Global Sales. His salary and other compensation was paid in Euros while residing in the Netherlands and was converted into U.S. Dollars using the average rate of 1.120 USD and 1.181 USD per Euro for 2019, and 2018, respectively.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Contributions to Retirement Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Paul D. Arling	2020	13,775	13,000	—	—	26,775
	2019	13,775	12,500	—	—	26,275
	2018	13,775	9,250	—	—	23,025
Bryan M. Hackworth (2)	2020	2,605	13,000	—	13,400	29,005
	2019	2,605	12,500	—	9,808	24,913
	2018	2,605	9,250	—	—	11,855
Ramzi S. Ammari (3)	2020	1,330	13,000	—	30,000	44,330
	2019	1,365	12,500	—	—	13,865
	2018	1,365	9,250	—	—	10,615
Menno V. Koopmans (4)	2020	—	—	—	—	—
	2019	—	7,965	9,045	—	17,010
	2018	—	14,755	16,365	—	31,120
Joseph E. Miketo	2020	—	13,000	—	—	13,000
	2019	—	6,000	—	—	6,000
	2018	—	—	—	—	—

(1)This column represents taxable payments made for supplemental life insurance premiums for the current year NEOs. The aggregate face value was $2,740,000, $2,585,000, and $2,585,000 as of December 31, 2020, 2019 and 2018, respectively.
(2)Mr. Hackworth's other benefits received during 2020 and 2019 represents a buyout of vacation hours due to reaching the maximum allowed vacation accrual under company policy.
(3)Mr. Ammari's other benefits received during 2020 represents a moving allowance due to his relocation from our Santa Ana, California location to our headquarters in Scottsdale, Arizona.
(4)Mr. Koopmans transitioned from our Netherlands office to our Scottsdale office in August 2019 due to his change in position from Managing Director, EMEA to Senior Vice President, Global Sales. His salary and other compensation was paid in Euros while residing in the Netherlands and was converted into U.S. Dollars using the average rate of 1.120 USD and 1.181 USD per Euro for 2019 and 2018, respectively. Consistent with competitive practice in the Netherlands, Mr. Koopmans was provided with a pension and automobile in 2018 and 2019 prior to moving to the United States.

Grants of Plan-Based Awards in Fiscal 2020

The following table provides information about equity and non-equity compensation granted to our NEOs during 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Option Exercise or Base Price of Option Awards(3) ($/Share)	Closing Market Price on Option Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name of Executive	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)
Paul D. Arling		415,000	830,000	1,660,000
	2/12/2020				22,740				1,049,905
	2/12/2020					59,320	46.17	45.91	1,049,965
Bryan M. Hackworth		140,000	280,000	560,000
	2/12/2020				6,500				300,105
	2/12/2020					16,950	46.17	45.91	300,015
Ramzi S. Ammari		120,000	240,000	480,000
	2/12/2020				5,955				274,940
	2/12/2020					15,535	46.17	45.91	274,970
Menno V. Koopmans		79,000	158,000	316,000
	2/12/2020				3,250				150,055
	2/12/2020					8,475	46.17	45.91	150,010
	3/9/2020				2,703				99,970
Joseph E. Miketo		82,500	165,000	330,000
	2/12/2020				3,250				150,055
	2/12/2020					8,475	46.17	45.91	150,010

(1)The restricted stock unit and stock option awards granted on February 12, 2020 are subject to a 3-year vesting period (33.33% on February 12, 2021 and 8.33% each quarter thereafter). The restricted stock unit awards granted on March 9, 2020 are subject to a 3-year ratable annual vesting period.
(2)This column represents the threshold, target and maximum grant date values of the annual incentive awards under the Performance Incentive Plan based on achievement of the Company's performance measures. The amounts are subject to further adjustment based on individual performance at the discretion of the Compensation Committee.
(3)The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table provides information on the stock options and restricted stock unit awards held by the NEOs at December 31, 2020:

		Option Awards					Restricted Stock Unit Awards
Name of Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price (2) ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Paul D. Arling	2/8/2012	32,200	—	*	20.085	2/8/2022
	2/13/2013	57,800	—	*	19.245	2/13/2023
	2/12/2015	32,295	—	**	65.540	2/12/2022
	1/1/2016	39,915	—	**	51.385	1/1/2023
	2/8/2017	38,245	—	**	62.700	2/8/2024
	2/8/2018	48,213	4,382	**	44.950	2/8/2025
	2/13/2019	36,885	26,345	**	27.065	2/13/2026
	2/12/2020	—	59,320	**	46.170	2/12/2027
	Various (6)	—	—		—	—	34,135	1,790,722
Bryan M. Hackworth	2/13/2013	22,000	—	*	19.245	2/13/2023
	2/12/2015	10,095	—	**	65.540	2/12/2022
	1/1/2016	13,305	—	**	51.385	1/1/2023
	2/8/2017	15,300	—	**	62.700	2/8/2024
	2/8/2018	19,287	1,753	**	44.950	2/8/2025
	2/13/2019	17,025	12,160	**	27.065	2/13/2026
	2/12/2020	—	16,950	**	46.170	2/12/2027
	Various (7)	—	—		—	—	11,674	612,418
Ramzi S. Ammari	2/13/2019	11,349	8,106	**	27.065	2/13/2026
	2/12/2020	—	15,535	**	46.170	2/12/2027
	Various (8)	—	—		—	—	10,666	559,538
Menno V. Koopmans	2/8/2017	10,200	—	**	62.700	2/8/2024
	2/8/2018	9,644	876	**	44.950	2/8/2025
	2/12/2020	—	8,475	**	46.170	2/12/2027
	Various (9)	—	—		—	—	10,886	571,080
Joseph E. Miketo	2/12/2020	—	8,475	**	46.170	2/12/2027
	Various (10)	—	—		—	—	10,243	537,348

(1)The stock options marked with a (*) vest at a rate of 8.33% per quarter with full vesting on the third anniversary of the date of grant. The stock options marked with a (**) vest at a rate of 33.33% on the first anniversary of the date of grant and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant.
(2)The option exercise prices are based upon the average of the high and low trades on the grant dates.
(3)Stock options granted prior to 2014 have a ten-year term. Beginning in 2014, stock options granted have a seven-year term.
(4)Please see "Compensation Discussion and Analysis" under the heading "Long-Term Incentives" for further information related to our restricted stock unit awards.
(5)The market value of unvested restricted stock unit awards is calculated based on the $52.46 closing price of UEIC common stock on December 31, 2020, which was the last business day of 2020.

(6)Mr. Arling's restricted stock unit award dated February 8, 2018 vests as follows: 1,390 shares on February 8, 2021. Mr. Arling's restricted stock unit award dated February 13, 2019 vests as follows: 2,001 shares on February 13, 2021 and each quarterly anniversary thereafter until the final vesting on February 13, 2022. Mr. Arling's restricted stock unit award dated February 12, 2020 vests as follows: 7,580 shares on February 12, 2021, 1,895 shares on May 12, 2021 and each quarterly anniversary thereafter until the final vesting on February 12, 2023.
(7)Mr. Hackworth's restricted stock unit award dated February 8, 2018 vests as follows: 556 shares on February 8, 2021. Mr. Hackworth's restricted stock unit award dated February 13, 2019 vests as follows: 924 shares on February 13, 2021 and each quarterly anniversary thereafter until August 13, 2021, and 923 shares each on November 13, 2021 and February 13, 2022. Mr. Hackworth's restricted stock award dated February 12, 2020 vests as follows: 2,167 shares on February 12, 2021, 542 shares on May 12, 2021 and each quarterly anniversary thereafter until May 12, 2022 and 541 shares on August 12, 2022 and each quarterly anniversary thereafter until the final vesting on February 12, 2023.
(8)Mr. Ammari's restricted stock unit award dated February 21, 2018 vests as follows: 1,632 shares on February 21, 2021. Mr. Ammari's restricted stock unit award dated February 13, 2019 vests as follows: 616 shares on February 13, 2021 and each quarterly anniversary thereafter until November 13, 2021 and 615 shares on February 13, 2022. Mr. Ammari's restricted stock unit award dated February 12, 2020 vests as follows: 1,985 shares on February 12, 2021, 497 shares on May 12, 2021, 497 shares on August 12, 2021 and 496 shares on November 12, 2021 and each quarterly anniversary thereafter until the final vesting on February 12, 2023.
(9)Mr. Koopmans' restricted stock unit award dated February 8, 2018 vests as follows: 277 shares on February 8, 2021. Mr. Koopmans' restricted stock unit award dated February 19, 2019 vests as follows: 2,328 shares on February 19, 2021 and 2,328 shares on February 19, 2022. Mr. Koopmans' restricted stock unit award dated February 12, 2020 vests as follows: 1,083 shares on February 12, 2021, 271 shares on May 12, 2021 and each quarterly anniversary thereafter until November 12, 2022 and 270 shares on February 12, 2023. Mr. Koopmans' restricted stock unit award dated March 9, 2020 vests as follows: 901 shares on March 9, 2021 and each annual period until the final vesting on March 9, 2023.
(10)Mr. Miketo's restricted stock unit award dated January 7, 2019 vests as follows: 1,169 shares on January 7, 2021 and 1,168 shares on January 7, 2022. Mr. Miketo's restricted stock unit award dated February 19, 2019 vests as follows: 2,328 shares on February 19, 2021 and 2,328 shares on February 19, 2022. Mr. Miketo's restricted stock unit award dated February 12, 2020 vests as follows: 1,083 shares on February 12, 2021, 271 shares on May 12, 2021 and each quarterly anniversary thereafter until November 12, 2022 and 270 shares on February 12, 2023.

Option Exercises and Stock Vested

The following table provides information about options exercised and restricted stock units vested for the NEOs during the year ended December 31, 2020:

	Option Awards		Restricted Stock Unit Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Paul D. Arling	51,320	856,018	20,566	906,299
Bryan M. Hackworth	16,130	269,048	9,089	400,913
Ramzi S. Ammari	—	—	7,103	324,265
Menno V. Koopmans	—	—	3,705	165,047
Joseph E. Miketo	—	—	3,497	168,403

(1)Represents the amounts realized based on the fair market value of UEI stock on the vesting date, which is defined as the average of the high and low trades on that date.

Compensation Agreements

Paul D. Arling Employment Agreement

On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009. In February 2008, the parties agreed to extend the expiration date of this employment agreement, to April 30, 2011 with an automatic renewal feature unless the Company elects otherwise in accordance with the terms of the agreement. As a result of the renewal feature of this agreement, Mr. Arling's employment agreement was allowed to renew and is presently set to expire on April 30, 2022.

This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with its established plans and policies.

If, during the term of the agreement, Mr. Arling should resign for "good reason" (as defined in the agreement), Mr. Arling will receive (i) an amount equal to 18 months of salary payments (or 24 months if such resignation is in connection with a "Change in Control" as defined in the agreement), (ii) an amount equal to (x) 18 months (or 24 months if such resignation is in connection with a "Change in Control") multiplied by (y) the greater of (1) the monthly rate of his bonus payment for the bonus period in the year immediately prior to the termination date or (2) the estimated amount of the bonus for the period which includes his termination date (without regard to any attempted reduction or discontinuance of such bonus), (iii) the value of incentive compensation and rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company if he had remained employed for 18 months (or 24 months if such resignation is in connection with a "Change in Control", and (iv) continued participation in our benefit plans for 18 months following such resignation (or 24 months if such resignation is in connection with a "Change in Control") (see "Potential Payments upon Termination or Change in Control" below).

Salary Continuation Agreements

Messrs. Hackworth and Ammari and certain other executive officers and other officers of the Company have salary continuation agreements ("SCA"). For Mr. Hackworth, the SCA was entered into in December 2006. For Mr. Ammari, the SCA was entered into in November 1999. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from 12 to 18 months (12 to 36 months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.

Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to (i) an amount equal to between 12 and 18 months of salary payments (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition" as defined in the agreement), (ii) an amount equal to (x) 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition") multiplied by (y) the greater of (1) the monthly rate of his bonus payment for the bonus period in the year immediately prior to the termination date or (2) the estimated amount of the bonus for the period which includes his termination date (without regard to any attempted reduction or discontinuance of such bonus), (iii) the value of incentive compensation and rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company if he had remained employed for 12 and 18 months (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition", and (iv) continued participation in our benefit plans for between 12 and 18 months following such resignation (or between 12 and 36 months if such resignation is in connection with a "hostile acquisition").

Potential Payments upon Termination or Change in Control

Severance Plan for Executive Officers

Except for the severance benefits provided to Mr. Arling as part of his employment agreement and to Messrs. Hackworth and Ammari and certain other executive officers of the Company under the SCAs, we do not have a written severance benefits program for our executive officers. However, the Company’s practice has been to provide severance packages to certain executives and in the future we will continue to provide such benefits in accordance with our past practice.

Definitions of Termination Scenarios

"For Cause" Termination - Generally speaking, "cause" is defined in Mr. Arling's employment agreement and the SCAs as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.

 "Constructive Termination" - In general, "constructive termination" is defined in Mr. Arling's employment agreement and the SCAs to occur on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."

"Change in Control" - A "Change in Control" is defined in Mr. Arling's employment agreement and the SCAs to occur when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.

"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one or more of the following:
•the attempted discontinuance or reduction in his "base cash salary";
•the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;
•the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;
•his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;
•the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;
•the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;
•the attempted reduction of his paid vacation to less than that provided in his agreement;
•the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or
•the occurrence of a "Change in Control."

For Messrs. Hackworth and Ammari and certain other executive officers, the terms (a) "Good Reason" is defined in the SCAs as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a "Change in Control" and a change in circumstances thereafter significantly affecting the Executive's position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive's position and contemplated by the SCA., (b) "hostile acquisition" is defined in the SCAs as a Change in Control that has not been approved by the Incumbent Board, and (c) "Incumbent Board" is defined in the SCA as (i) the members of the Board of Directors on February 1, 1999, and (ii) any individual who becomes a member of the Board of Directors after February 1, 1999, if his or her election or nomination for election as a director was approved by the affirmative vote of a majority of the then Incumbent Board.

Stock Option and RSU Acceleration

As provided in the applicable stock option plans and corresponding award agreements, in the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination (through a Change in Control, for example), the executive will become immediately fully vested in his equity incentive compensation grants, to the extent not previously vested.

Tax Gross-Up

As provided in Mr. Arling's employment agreement and the SCAs, in the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.

Compensation Upon Termination

The amounts in the following table assume that the NEOs terminated employment effective December 31, 2020. The closing price of UEI common stock was $52.46 on the last business day of 2020. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan and the payment of accrued vacation. All amounts would be paid in one lump sum payment.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other (1) ($)	Aggregate Value of Vested Stock Options ($)	Aggregate Value of Acceler- ation of Unvested Stock Options ($)	Aggregate Value of Vested Restricted Stock Units ($)	Aggregate Value of Acceler- ation of Unvested Restricted Stock Units ($)	Tax Gross-Up (2) ($)
Paul D. Arling	18	Without Cause	12,560	1,245	954	3,191	4,304	1,075	—	1,791	—
	18	Good Reason	12,560	1,245	954	3,191	4,304	1,075	—	1,791	—
	24	Change in Control	18,117	1,660	1,272	4,254	4,304	1,075	—	1,791	3,761
	24	Hostile Acquisition	18,117	1,660	1,272	4,254	4,304	1,075	—	1,791	3,761
Bryan M. Hackworth	—	Without Cause(3)	2,930	567	—	—	1,322	429	—	612	—
	—	Good Reason	2,363	—	—	—	1,322	429	—	612	—
	12	Change in Control	3,594	400	215	616	1,322	429	—	612	—
	24	Hostile Acquisition	4,825	800	430	1,232	1,322	429	—	612	—
Ramzi S. Ammari	—	Without Cause(3)	1,952	800	—	—	288	304	—	560	—
	—	Good Reason	1,152	—	—	—	288	304	—	560	—
	12	Change in Control	2,300	400	184	564	288	304	—	560	—
	12	Hostile Acquisition	2,300	400	184	564	288	304	—	560	—
Menno V. Koopmans	—	Without Cause(3)	1,097	394	—	—	72	60	—	571	—
	—	Good Reason	703	—	—	—	72	60	—	571	—
	—	Change in Control	703	—	—	—	72	60	—	571	—
	—	Hostile Acquisition	703	—	—	—	72	60	—	571	—
Joseph E. Miketo	—	Without Cause(3)	645	55	—	—	—	53	—	537	—
	—	Good Reason	590	—	—	—	—	53	—	537	—
	—	Change in Control	590	—	—	—	—	53	—	537	—
	—	Hostile Acquisition	590	—	—	—	—	53	—	537	—

(1)This column represents the estimated amount due for (1) the value of rights to receive grants of stock options and stock awards to which he would have been entitled under all incentive compensation and option/stock plans maintained by the Company and (2) continued participation in our benefit plans if he had remained employed for the applicable period.
(2)As described above, the NEOs may be entitled to an excise tax gross up with respect to certain payments made upon their termination of employment in connection with a Change in Control or Hostile Acquisition. Amounts included in the table have been estimated; the actual excise tax and amount of any gross-up would be determined based on the circumstances at the time of the Change in Control or Hostile Acquisition.
(3)There is no formal agreement related to the salary to be paid upon termination without cause for the respective employees. It has been Company practice in previous years to pay one month of the most current year's base salary for every year worked.

CEO Pay Ratio Disclosure

For fiscal 2020, the ratio of the annual total compensation of Paul D. Arling, our Chief Executive Officer ("CEO Compensation"), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than our CEO) ("Median Annual Compensation"), was 461 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the "Median Employee." For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2019 (the "Determination Date"). As permitted by the SEC, we used the same Median Employee identified in 2019 because we determined that there had not been any changes to our employee population or compensation programs since the Determination Date that would result in a significant change to the pay ratio disclosure for fiscal 2020.

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $3,592,645, the total compensation reported for Mr. Arling under the "Summary Compensation Table" for 2020. In addition, Median Annual Compensation was determined to be $7,787, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2020 in accordance with Item 402(c)(2)(x) of Regulation S-K.

We identified the Median Employee as of the Determination Date from the 4,347 U.S. and non-U.S. employees, representing our full-time, part-time, seasonal and temporary employees as of that date. This number did not include any independent contractors or "leased" workers, as permitted by the applicable SEC rules. In addition, this number excluded 182 non-U.S. employees (consisting of 3 employees in Argentina, 4 employees in France, 7 employees in Germany, 5 employees in Italy, 15 employees in Japan, 8 employees in Korea, 7 employees in Spain, 10 employees in the United Kingdom and 123 employees in Brazil, or collectively 4.2% of our total workforce). The compensation measurement was calculated by totaling, for each employee, base cash compensation received during 2019, which represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were expense reimbursements, incentive pay and bonuses, stock-based compensation, and fringe compensation such as pension payments and other retirement benefits, company provided transportation, food and housing subsidies, etc. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

Proposal 3 - Adoption and Approval of an Amendment to our 2018 Equity and Incentive Compensation Plan

At the 2018 Annual Meeting of Stockholders held on June 4, 2018, the Stockholders adopted and approved the Company’s 2018 Equity and Incentive Compensation Plan (the “2018 Plan”). On April 16, 2021, acting on the recommendation of the Compensation Committee, the Board of Directors unanimously adopted and approved amending the Company’s 2018 Equity and Incentive Compensation Plan (“Amended 2018 Plan”) for the sole purpose of increasing the number of shares available for grant under the 2018 Plan by 1,100,000 shares, and is submitting the Amended 2018 Plan to stockholders for their adoption and approval at the Annual Meeting. In all other respects, the Amended 2018 Plan remains the same as the 2018 Plan. The Board believes the Company’s interests are best advanced by stimulating the efforts of employees, officers, and non-employee Directors, consultants, and advisors, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Amended 2018 Plan allows grants of stock options (including options intended to qualify as incentive stock options (“incentive stock options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options not intended to qualify as incentive stock options (“nonqualified stock options” and together, “options”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards and cash-based awards (collectively, “awards”), any of which may be performance-based. The Board has adopted and approved the Amended 2018 Plan to permit the Company to continue to use stock-based compensation to align stockholder and participant interests to the Company.

Why You Should Vote For the Amended 2018 Plan

The Board recommends that the Company’s stockholders approve the Amended 2018 Plan because it believes the Company’s ability to grant equity-based awards continues to be crucial in allowing the Company to effectively compete for, retain and appropriately motivate and reward key talent. It is in the long-term interest of both the Company and its stockholders to strengthen the Company’s ability to attract, motivate and retain employees, officers, and non-employee directors, consultants, and advisors and to provide additional incentive for those persons through stock ownership and other incentives to improve financial performance, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders.

Promotion of Good Corporate Governance Practices

The Board believes the use of stock-based incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the Amended 2018 Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s stockholders. Specific features of the Amended 2018 Plan that are consistent with good corporate governance practices include, but are not limited to:
•Options and stock awards may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;
•There generally may be no repricing of options or other awards without stockholder approval, including no cancellation and replacement of any outstanding option or SAR with a new option or SAR or another award or cash or amendment or modification that reduces the exercise price of an option or strike price of a SAR;
•“Liberal” share recycling is prohibited – meaning that shares used to pay the exercise price or withholding taxes related to an outstanding award will not be recycled back into the Amended 2018 Plan for future grants;
•The Amended 2018 Plan does not contain a liberal change in control definition; and
•Options and stock awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the Committee, to certain family members, trusts, partnerships or limited liability companies or other transferees as approved by the Board or the Compensation Committee or provided in the award agreement evidencing the grant of the award.

Key Data

The following table includes information regarding (i) all of the Company’s outstanding equity awards (consisting only of options and restricted stock unit awards) and (ii) shares available for future awards under the Company’s 2018 Plan, each as of April 1, 2021 (and without giving effect to the additional 1,100,000 shares requested in this proposal 3):

Total shares underlying all outstanding options	359,850
Weighted average exercise price of outstanding options	$41.50
Weighted average remaining contractual life of outstanding options	5.83 years
Total shares underlying all outstanding and unvested restricted stock awards	318,468
Shares available for future awards that may be issued under the 2018 Plans	30,672

Overhang. The total shares of Common Stock subject to outstanding awards as of April 1, 2021 (678,318 shares), plus the shares of Common Stock currently available for issuance under the 2018 Plan (30,672 shares), represent a total current overhang of 708,990 shares (5.1%), and together with the additional 1,100,000 shares requested under the amendment to the 2018 Plan, would represent a total overhang percentage of 13.1% (in other words, the maximum potential straight dilution of our stockholders represented by the Amended 2018 Plan).

Burn Rate. In 2018, 2019 and 2020, we granted awards under the 2018 Plan covering 30,850, 439,977 and 346,631 shares of Common Stock, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three years of 13,948,000, 13,879,000, and 13,893,000, respectively, for the three-year period 2018-2020, our average yearly burn rate under the 2018 Plan, not taking into account forfeitures, was 2.0% (our individual years’ burn rates were 0.2% for 2018, 3.2% for 2019 and 2.5% for 2020).

Based on the closing price of a share of the Company’s Common Stock on April 1, 2021 of $56.00, the aggregate market value as of April 1, 2021 of the new 1,100,000 shares of Common Stock requested under the Amended 2018 Plan was $61,600,000.

Plan Summary

The following summary of the material terms of the Amended 2018 Plan are qualified in their entirety by reference to the complete statement of the Amended 2018 Plan, which is set forth in Appendix A to this Proxy Statement. The Amended 2018 Plan will become effective on June 8, 2021, after obtaining approval by the Company’s stockholders.

Purpose. The purpose of the Amended 2018 Plan is to continue to provide a means through which the Company may attract and retain key personnel and to provide a means whereby non-employee Directors, officers, employees, consultants and advisors of the Company and its subsidiaries (the “Company Group”) can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of the shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

Eligibility. Non-employee Directors, executive and non-executive officers, employees, consultants and advisors of the Company Group will be eligible for awards; provided, that, incentive stock options may be granted only to employees. A written agreement between the Company and each participant will evidence the terms of each award granted under the Amended 2018 Plan other than any cash-based award. As of April 1, 2021, there were approximately 6 non-employee Directors, 7 executive officers, 26 non-executive officers, 3,684 other employees, no consultants and no other advisors eligible to receive awards. The basis for participation in the Amended 2018 Plan is being eligible and selected by the administrator to receive a grant thereunder.

Number of Shares Authorized. Pursuant to the Amended 2018 Plan, the Company has reserved an aggregate of two million one hundred thousand (2,100,000) shares of Common Stock for issuance of awards to be granted thereunder (all of which may be issued as Incentive Stock Options), plus the number of shares of Common Stock underlying an award granted under any Prior Plan (as defined in the 2018 Plan) that expires, terminates or is canceled or forfeited for any reason or settled in cash or is unearned under the terms of the applicable Prior Plan. This is an increase of 1,100,000 shares over the amount authorized under the current 2018 Plan. Each year, each participant who is a non-employee Director will be granted an award covering the lesser of (i) 5,000 shares of Common Stock (which number of shares may be reduced when determined by the Board to be necessary and appropriate) or (ii) shares of Common Stock with an aggregate maximum value at the date of grant of $500,000 (the “Annual Award”). In addition to the Annual Award, as an inducement to commence service with the Company as a non-employee Director or, from time to time, to reward extraordinary service rendered by an existing non-employee

Director, a participant who is or becomes a non-employee Director may be granted awards of options covering up to 20,000 shares of Common Stock for each grant.

If any award granted under the Amended 2018 Plan expires unexercised, is canceled, forfeited, settled in cash or unearned, shares of our Common Stock subject to such award will again be made available for future grants. Use of shares of Common Stock to pay the required exercise price or tax obligations, or shares not issued in connection with settlement of an option or SAR, reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option, or that are used or withheld to satisfy tax obligations of the participant will, notwithstanding anything herein to the contrary, not be available again for other awards under the Amended 2018 Plan. In addition, if a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not be available again for awards under the Amended 2018 Plan. In general, any fractional shares due on exercise or payment in respect of an award will be settled in cash.

Administration. The Compensation Committee will administer the Amended 2018 Plan. Among other responsibilities, the Compensation Committee will select participants and determine the type of awards to be granted to participants, the number of shares of Common Stock to be covered by awards and the terms and conditions of awards, interpret the Amended 2018 Plan and awards granted thereunder, establish, amend, suspend or waiver rules and may accelerate the vesting or exercisability of, or the lapse of restrictions on, awards, and make any other determination and take any other action that it deems necessary or desirable to administer the Amended 2018 Plan.

Amendment or Termination. Unless earlier terminated, the expiration date of the Amended 2018 Plan will remain June 4, 2028, which is the tenth (10th) anniversary of the original effective date of the 2018 Plan; provided, however, that such expiration shall not affect awards then outstanding, and the terms and conditions of the Amended 2018 Plan shall continue to apply to all such awards. The Board may amend or terminate the Amended 2018 Plan at any time; provided, that, no such amendment or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Amended 2018 Plan and that any such amendment or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary. The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, amend or terminate, any award granted under the Amended 2018 Plan or the associated award agreement; provided, that, any such amendment or termination that would materially and adversely affect the rights of any participant with respect to any award granted under the Amended 2018 Plan will not to that extent be effective without the consent of the affected participant and that, in general, without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR, another award or cash and (iii) the Compensation Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

Options. The Compensation Committee may, in its discretion, grant incentive stock options and nonqualified stock options to participants. All options granted under the Amended 2018 Plan will be nonqualified stock options unless the award agreement states that the option is an incentive stock option. Non-employee Directors, officers, employees, consultants and advisors may be granted nonqualified stock options, but only employees may be granted incentive stock options. The Compensation Committee will determine the exercise price of options granted under the Amended 2018 Plan. Subject to certain exceptions, the exercise price of an incentive or nonqualified stock option shall be at least 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of the Common Stock subject to the option on the date the option is granted. The Compensation Committee will determine, in its sole discretion, the terms of each option (the “option period”). Options may not be exercisable for more than ten years from the date they are granted (five years in the case of an incentive stock option granted to a more than 10% stockholder).

Acceptable consideration for the purchase of the Common Stock issued upon the exercise of an option and the payment of any taxes due upon any such exercise will include cash, check, cash equivalents and/or shares of the Common Stock (or attestation thereof), and the Compensation Committee may permit other forms of consideration, including (1) a broker-assisted cashless exercise or (2) a reduction of the number of shares deliverable upon exercise. Any fractional amounts will be settled in cash.

Stock Appreciation Rights/SARs. The Compensation Committee may, in its discretion, grant SARs to participants. Generally, SARs permit a participant to exercise the right and receive a payment equal to the value of the Common Stock’s appreciation over a period of time in excess of the fair market value of a share of the Common Stock on the date of grant of the SAR. The Company will pay such amount in cash, in shares of Common Stock valued at fair market value at the time of such payment, or any combination, as determined by the Compensation Committee. Any fractional shares of Common Stock shall be settled in cash. SARs may be granted alone or in tandem with options and may be settled in cash, stock or a combination thereof. If a SAR is granted in tandem with an option, the SAR will become exercisable and will expire according to the same vesting schedule and expiration provisions as such option. A SAR granted independent of an option will become exercisable and will expire in such manner and on such date(s) as determined by the Compensation Committee, not to exceed ten years (the “SAR period”). The Compensation Committee will determine, in its sole discretion, the terms of each SAR.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee may, in its discretion, grant restricted stock and/or restricted stock units (a hypothetical account that is paid in the form of shares of Common Stock or cash or a combination of both) to participants. The Compensation Committee will determine, in its sole discretion, the terms of each restricted stock and restricted stock unit award. Subject to the terms of the award, the recipients of restricted stock generally will have the rights and privileges of a stockholder with respect to the restricted stock, including the right to vote the stock. Dividends, if any, that may have been withheld by the Compensation Committee and attributable to any particular share of restricted stock will be distributed to the participant in cash or shares of Common Stock upon the release of the restrictions applicable to such award. If a restricted stock award is forfeited, the participant will have no right to such dividends unless otherwise provided in the award agreement.

Upon the grant of a restricted stock award, the shares underlying the award will be registered in the name of the participant. Unless otherwise provided by the Compensation Committee in an award agreement or otherwise, restricted stock units will generally be settled in shares of Common Stock. However, the Compensation Committee will have discretion to pay restricted stock units, upon settlement, in cash, shares of Common Stock or a combination thereof. The Compensation Committee may also elect to defer the delivery of such shares of Common Stock or cash or combination of the two.

Other Stock-Based Awards. The Compensation Committee, in its discretion, may award unrestricted shares of Common Stock, or other awards denominated in Common Stock, to participants either alone or in tandem with other awards. The Compensation Committee will determine, in its sole discretion, the terms of each other stock-based award.

Other Cash-Based Awards. The Compensation Committee may award other cash-based awards that are denominated or payable in cash to participants, either alone or in tandem with other awards. The Compensation Committee will determine, in its sole discretion, the terms of each other cash-based award.

Adjustments in Capitalization. In general, in the event of (1) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock of the Company or other securities of the Company or other similar corporate transaction or event (including, without limitation, a “change in control” (as defined in the Amended 2018 Plan)) that affects the shares of the Common Stock, (2) unusual or nonrecurring events (including, without limitation, a “change in control”) affecting any member of the Company Group or the financial statements of any member of the Company Group, or (3) changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, necessary or appropriate equitable adjustments (as determined by the Compensation Committee) will be made, including to the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted under the Amended 2018 Plan or any other limit applicable under the Amended 2018 Plan with respect to the number of awards which may be granted under the Amended 2018 Plan, and the terms of any outstanding award, including the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, the exercise or strike price with respect to any award or any applicable performance measures. In addition, the Compensation Committee may provide for a substitution or assumption of awards, the acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or provide for a period of time for exercise prior to the occurrence of such event or cancel any award and cause a payment (in cash, shares of Common Stock, other securities, other property or any combination thereof) to be made to the award holders equal to the value of such awards, if any, as determined by the Compensation Committee.

Change in Control. In the event of a “change in control,” the Compensation Committee may (1) provide that all options and SARs will become immediately exercisable as of a time prior to the “change in control,” (2) provide that any restricted period imposed upon awards will expire as of a time prior to the “change in control,” and (3) cause any deferred awards to be settled as soon as practicable.

Section 409A. The Amended 2018 Plan and the awards that may be granted thereunder are intended to comply with or be exempt from Section 409A of the Code and shall be administered, construed and interpreted in accordance with such intent;

provided, that, neither the Company, any affiliates, the Board, the Compensation Committee nor any other party guarantees such compliance or exemption and no such party shall have any liability to any participant if an award intended to comply with or be exempt from Section 409A of the Code does not comply with or is not exempt from Section 409A of the Code as intended.

Transferability. Awards will generally not be transferable, but all awards will be transferable upon the participant’s death by will or the laws of descent and distribution. The Compensation Committee may permit awards, other than incentive stock options, to be transferred to the participant’s family members, a trust solely for the benefit of the participant or his or her family members, a partnership or limited liability company whose only partners or stockholders are the participant or his or her family members, or any other transferee as may be approved by the Board or the Compensation Committee. Designating a beneficiary will not be considered a transfer.

Detrimental Activity. If a participant engages in any “detrimental activity” as determined by the Compensation Committee, the Compensation Committee may (i) cancel any or all of the participant’s outstanding awards or (ii) provide that the participant will forfeit and promptly repay any gain realized on vesting or exercise of an award. Detrimental activity generally includes the participant’s (1) unauthorized use, disclosure or dissemination of confidential information or trade secrets pertaining to the business of any member of the Company Group; (2) engaging in activity that would be grounds to terminate the participant’s employment or service with any member of the Company Group for cause; or (3) breach any restrictive covenant by which such participant is bound.

No Right to Continued Employment. The Amended 2018 Plan does not give any participant any right to be retained in the employ or service of any member of the Company Group. Any member of the Company Group may at any time dismiss a participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Amended 2018 Plan, unless otherwise expressly provided in the Amended 2018 Plan or any award agreement.

Government and Other Regulations. The obligation of the Company to settle awards in Common Stock or other consideration is subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company is under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an award unless such shares have been properly registered for sale pursuant to the Securities Act of 1933, as amended, with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with.

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by the Board or the Compensation Committee and as in effect from time to time, and (2) applicable law.

Federal Income Tax Treatment

The following is a general summary of certain U.S. federal income tax consequences of certain types of awards under the Amended 2018 Plan. The summary does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), and does not explain the state and local or any foreign tax treatment. The state and local tax treatment may vary from the U.S. federal income tax treatment. The following is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States. The law is technical and complex, and the summary below is general in nature. The following is not considered as tax advice to any persons who may be participants in the Amended 2018 Plan and participants are advised to consult their tax counsel as to the tax consequences of a particular transaction under the Amended 2018 Plan.

Incentive Stock Options. A participant who is granted an incentive stock option will not have federal income tax liability upon the grant of an incentive stock option and will not recognize regular taxable income when the incentive stock option is exercised. However, the participant will recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares, if the participant is subject to the alternative minimum tax in the taxable year of the exercise. A participant generally will recognize income in the year in which the participant disposes of the shares purchased under such incentive stock option. If the participant makes a “qualifying disposition,” the participant will recognize a long-term capital gain equal to the excess of (a) the amount realized upon the sale or disposition over (b) the exercise price paid for the shares and the Company cannot take an income tax deduction with respect to those shares. A qualifying disposition occurs when the participant’s sale or other disposition of the shares takes place (a) more than two (2) years after the grant date of the incentive stock option and (b) more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. In contrast, a disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied. The participant is required to notify the Company in writing immediately after the date the participant makes a disqualifying disposition. Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the participant will recognize ordinary income at the time of the disposition in an amount equal to the excess of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares and the Company is entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes in connection with the disposition.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option will not have federal income tax liability upon the grant of the nonqualified stock option, but normally will recognize ordinary income in the year in which the participant exercises the option in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes. A participant will later also recognize a capital gain to the extent that the amount realized from the sale of the shares exceeds the participant’s basis in the shares.

Stock Appreciation Rights/SARs. A participant who is granted a SAR will not have federal income tax liability upon the grant of the SAR, but normally will recognize ordinary income in the year in which the participant exercises the SAR in an amount equal to the amount of the cash or the value of the stock that is transferred to the participant upon exercise of the SAR and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes.

Restricted Stock Awards. Generally, a participant who is granted an award of restricted stock will recognize taxable income when the substantial risk of forfeiture of the shares lapses, i.e., at the time of “vesting.” The taxable income will be equal to the fair market value of the shares of restricted stock when they vest and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes. The participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the award an amount equal to the fair market value of the shares on the transfer date. If the participant makes the Section 83(b) election, the participant will not recognize any additional income when the shares vest. Any appreciation in the value of the shares of restricted stock after the award is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted stock is later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the shares are awarded to the participant.

Restricted Stock Units/RSUs. A participant who is granted an RSU generally will not recognize income when the RSU is granted or vested, but only when the RSU is settled. The participant will recognize ordinary income equal to the amount of the cash or the value of the stock that the participant receives on settlement and the Company will be entitled to an income tax deduction equal to the amount of ordinary income that the participant recognizes.

Company Deduction and Section 162(m). Section 162(m) of the Code generally limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to certain “covered employees” unless certain exceptions are met, such as, historically, the exception for qualified performance-based compensation. Pursuant to the Tax Cuts and Jobs Act of 2017 as of January 1, 2018, the exception under Code Section 162(m) for qualified performance-based compensation was eliminated and the Company no longer intends to award compensation that qualifies for this exception.

New Plan Benefits

Other than as described below with respect to non-employee director awards to be granted in 2021, the benefits that will be awarded or paid under the Amended 2018 Plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Based upon past grants under the Company’s previous plans, including the 2018 Plan (before this amendment), it is the Company's expectation that the Amended 2018 Plan should be sufficient to cover benefits awarded or paid to participants for the next three to four years. Information about awards granted in prior fiscal years under the Company’s previous plans to the Company’s named executive officers may be found in the Compensation Discussion and Analysis section of this proxy statement and in the Existing Plan Benefits table below.

Name and Position	Dollar Value ($)	Number of Units (#)
Paul D. Arling (Chairman & Chief Executive Officer)	—	—
Bryan M. Hackworth (Chief Financial Officer & Senior Vice President)	—	—
Ramzi S. Ammari (Senior Vice President, Corporate)	—	—
Menno V. Koopmans (Senior Vice President, Global Sales)	—	—
Joseph E. Miketo (Senior Vice President, Operations)	—	—
Executive Officer Group	—	—
Non-Executive Director Group (1)	1,680,000	30,000
Non-Executive Employee Group	—	—
(1)The “Dollar Value” represents the estimated aggregate value of the awards for 6 non-employee directors listed in the “Number of Units” column (using an assumed value of $56.00 per share, which was the closing price of the Company’s common stock on April 1, 2021). Under the terms of the Amended 2018 Plan, the dollar amount of the annual director awards is capped at $500,000 per director.

Existing Plan Benefits

As of April 1, 2021, the following aggregate numbers of option and RSU grants (not taking into account forfeitures) have been made under the 2018 Plan to the persons and categories of persons identified below:

Name and Position	Number of Shares Subject to Stock Options Granted (#)	Number of RSUs Granted (#)
Paul D. Arling (Chairman & Chief Executive Officer)	166,355	64,425
Bryan M. Hackworth (Chief Financial Officer & Senior Vice President)	58,650	22,635
Ramzi S. Ammari (Senior Vice President, Corporate)	46,465	17,970
Menno V. Koopmans (Senior Vice President, Global Sales)	14,735	15,462
Joseph E. Miketo (Senior Vice President, Operations)	14,735	16,265
Executive Officer Group	320,395	153,357
Non-Executive Director Group	20,000	98,333
Non-Executive Employee Group	19,455	399,701

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock under the Amended 2018 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2018 Plan by our stockholders.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast is required for the adoption and approval of the amendment to the Company’s 2018 Equity and Incentive Compensation Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3 RELATING TO THE ADOPTION AND APPROVAL OF THE AMENDMENT TO THE COMPANY'S 2018 EQUITY AND INCENTIVE COMPENSATION PLAN

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	774,648	$43.01	223,199
Equity compensation plans not approved by security holders	—	—	—
Total	774,648	$43.01	223,199

Proposal 4 - Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("GT"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's 2021 consolidated financial statements. GT has served as our independent registered public accounting firm since 2005.

Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm in future years.

Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2020 Annual Meeting of Stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees we paid to GT for professional services delivered by them for the years ended December 31, 2020 and 2019 were as follows:

(In thousands)	For the Year Ended
Type of fees	12/31/2020 (1)	12/31/2019 (1)
Audit fees (2)	$1,486	$1,382
Audit-related fees (3)	—	2
Tax fees (4)	—	133
Total fees	$1,486	$1,517

(1)Fees billed in foreign currencies are converted using the average exchange rate over the period.
(2)Audit fees consist of fees for professional services provided in connection with the integrated audit of our consolidated financial statements, review of our quarterly consolidated financial statements and audit services related to other statutory and regulatory filings. The audit fees for services provided related to our statutory and regulatory filings were $133 thousand and $118 thousand for the years ended December 31, 2020 and 2019, respectively.
(3)Audit-related fees consist of fees billed by GT for due diligence projects and certain agreed-upon procedures and other services that are reasonably related to the performance of the integrated audit or review of our consolidated financial statements that are not reported under "Audit Fees".
(4)Tax fees consist of the aggregate fees billed by GT related to tax planning projects.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit services, Audit-related services, Tax services and All other services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. The Company’s management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

RELATED PERSONS TRANSACTIONS

Review and Approval of Related Persons Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.

Stock Ownership by Directors, Executive Officers and Other Beneficial Owners

Our common stock is our only outstanding class of equity securities. Ownership as of April 1, 2021 of our common stock by each director/nominee, each of the NEOs, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our common stock, is as follows:

Name and Address(1)	Shares of Common Stock Beneficially Owned as of April 1, 2021		% of Shares Issued as of April 1, 2021
Directors and Nominee:
Paul D. Arling	545,493	(2)	3.87%
Satjiv S. Chahil	115,061	(3)	*
Sue Ann R. Hamilton	13,750	(4)	*
William C. Mulligan	22,403	(5)	*
Gregory P. Stapleton	35,101		*
Carl E. Vogel	45,000	(6)	*
Edward K. Zinser	21,250		*
Non-Director NEOs:
Bryan M. Hackworth	160,215	(7)	1.15%
Ramzi S. Ammari	37,340	(8)	*
Menno V. Koopmans	31,027	(9)	*
Joseph E. Miketo	8,291	(10)	*
All Directors and Executive Officers as a Group (13 persons, including the foregoing):	1,118,983	(11)	7.80%
Beneficial Owners of More than 5% of the Outstanding Company Stock:
BlackRock, Inc.	2,090,171	(12)	15.17%
Eagle Asset Management, Inc.	1,936,598	(13)	14.05%
The Vanguard Group	857,174	(14)	6.22%
Dimensional Fund Advisors LP	845,815	(15)	6.14%

*	Less than one percent.
(1)The address for each Director/Nominee and each Non-Director NEO listed in this table is c/o Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.
(2)Includes 325,189 shares subject to options exercisable and 3,896 shares subject to restricted stock units vesting within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.
(3)Includes 115,061 shares held in the Satjiv Chahil Trust Account as to which Mr. Chahil disclaims beneficial ownership.
(4)Includes 6,667 shares subject to options exercisable within 60 days. Also includes 7,083 shares held in the Sue Ann R. Hamilton Trust Account as to which Ms. Hamilton disclaims beneficial ownership.
(5)Includes 19,913 shares held in The William Mulligan Rev Dec Trust Account as to which Mr. Mulligan disclaims beneficial ownership.

(6)Includes 37,500 shares held in the Safe Harbour Capital Partners Irrevocable Trust account as to which Mr. Vogel disclaims beneficial ownership.
(7)Includes 110,692 shares subject to options exercisable and 1,466 shares subject to restricted stock units vesting within 60 days.
(8)Includes 21,065 shares subject to options exercisable and 1,113 shares subject to restricted stock units vesting within 60 days.
(9)Includes 24,252 shares subject to options exercisable and 271 shares subject to restricted stock units vesting within 60 days.
(10)Includes 3,532 shares subject to options exercisable and 271 shares subject to restricted stock units vesting within 60 days.
(11)Includes 555,839 shares subject to options exercisable and 7,633 shares subject to restricted stock units vesting within 60 days.
(12)As reported on Schedule 13G/A as filed on January 26, 2021 with the SEC by BlackRock, Inc., an investment advisor company, with its principal business office at 55 East 52nd Street, New York, NY 10055, the stockholder has sole voting power as to 2,073,965 shares and sole dispositive power as to 2,090,171 shares.
(13)As reported on Schedule 13G/A as filed on February 12, 2021 with the SEC by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716, the stockholder has sole voting power and sole dispositive power as to 1,936,598 shares.
(14)As reported on Schedule 13G as filed on February 10, 2021 with the SEC by The Vanguard Group, and investment advisor company, with its principal business office at 100 Vanguard Boulevard, Malvern, PA 19355, the stockholder has no shares of sole voting power and sole dispositive power as to 814,347 shares.
(15)As reported on Schedule 13G/A as filed on February 16, 2021 with the SEC by Dimensional Fund Advisors LP, an investment advisor company, with its principal business office at Building One, 6300 Bee Cave Road, Austin, Texas 78746, the stockholder has sole voting power as to 803,871 shares and sole dispositive power as to 845,815 shares.
OTHER MATTERS

Stockholder Proposals for this Annual Meeting and for the 2022 Annual Meeting

If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2022 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 and must be received no later than the close of business on December 28, 2021. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(1), the proposal must be received by us at the same address no later than March 13, 2022.

In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 27, 2020 and must have complied with the requirements of, and be accompanied by all the information required by, the SEC’s proxy rules and Article IV of our Amended and Restated By-laws. We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 11, 2021.

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ABOUT THE MEETING AND VOTING

How do I vote?

Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.

Voting by Mail. If you are a registered holder of our common stock (i.e., your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" the election of the nominee named in Proposal 1 and "FOR" Proposals 2, 3, and 4. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.

If you hold shares of our common stock in street name (i.e., your shares are registered with our transfer agent in the name of your broker, bank or other nominee), you should complete, sign and date the voting instruction card, or follow any alternative procedures, provided to you by your broker or other nominee.

Voting on the Internet or by Telephone. If you are a registered holder of our common stock, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a registered holder of our common stock and you vote on the Internet or by telephone, your vote must be received by 11:59 pm Eastern Time on Monday, June 7, 2021; you should not return your proxy card.

If you hold shares of our common stock in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee. Please follow any procedures provided to you by your broker or other nominee.

Voting in Person. All stockholders may vote in person at our Annual Meeting. Registered holders of our common stock may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on their behalf. If you hold shares of our common stock in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or other nominee authorizing you to vote your shares.

Participants in Retirement, Savings or other Similar Plan. If you participate in a retirement, savings or other similar plan in which you own shares of our common stock, the plan’s independent trustee will vote all plan shares in proportion to all of the instructions your trustee receives with respect to the plan shares. Please follow any procedures provided to you by your trustee in order to vote your plan shares. You are not able to vote plan shares in person at the Annual Meeting.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker or other nominee with specific voting instructions, under the rules of the NASDAQ, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2 and 3, your broker does not have authority and will not vote your shares on those proposals. This is generally referred to as a "broker non-vote." Proposal 4 is considered a routine matter and, therefore, no broker non-votes are expected for that proposal.

Who tabulates the vote?
Representatives of Alliance Advisors will tabulate the votes and act as inspector of election at our Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of the Company. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Director (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most "FOR" votes will be elected. Abstentions and broker non-votes with respect to this proposal will have no effect.

Approval, on an Advisory Basis, of Named Executive Officer Compensation (Proposal 2). The approval, on an advisory basis, of the compensation of our named executive officers is advisory and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will have no effect on this proposal.

Adoption and Approval of an Amendment to our 2018 Equity and Incentive Compensation Plan (Proposal 3). The approval of an amendment to our 2018 Equity and Incentive Compensation Plan requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as a result, broker non-votes will have no effect on this proposal.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 4). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will have the effect of votes against.

Can I revoke or change my vote after I submit my proxy?

If you are a registered holder of our common stock, you may revoke or change your vote at any time before the proxy card is voted, by sending either a written notice of revocation or a duly executed proxy bearing a later date to our transfer agent. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000. If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to revoke or change your vote.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Monday, April 12, 2021, the record date. If shares of our common stock are registered in your name, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid driver's license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Monday, April 12, 2021, a copy of the voting instruction card provided by your broker or other nominee, or similar evidence of ownership.

As part of our contingency planning regarding the COVID-19 pandemic, we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take that step, we will announce the decision to do so in advance through a public filing with the SEC, and the details will be available at www.uei.com/investor-relations/.

Who pays the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders.

Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies may be solicited by personal contact, mail, telephone and electronic means.

What is "householding" of proxy materials, and can it save the Company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for holders of common stock registered in their names, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Are the Proxy Statement and the 2020 Annual Report on Form 10-K available on the Internet?

Yes. This Proxy Statement and our 2020 Annual Report on Form 10-K are available online at http://www.viewproxy.com/ueinc/2021 and through the "Investor Relations" section of our website, www.uei.com.

Appendix A
FIRST AMENDMENT TO
UNIVERSAL ELECTRONICS INC.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

WHEREAS, Universal Electronics Inc., a Delaware corporation (“Company”) has adopted and maintains the Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan, adopted by the Board of Directors on April 24, 2018 and approved by the shareholders of the Company on June 4, 2018 (the “Plan”);

WHEREAS, the Board of Directors of the Company is entitled to amend the Plan in accordance with Section 13(a) thereof, subject to approval by the shareholders, and desires to do so in order to increase the authorized shares available under the Plan by an additional 1,100,000, such that the total number of shares of Common Stock available for issuance in connection with all types of Awards will be 2,100,000, plus the number of shares of Common Stock, if any, that may be forfeited under outstanding awards granted under any of the Prior Plans;

NOW, THEREFORE, the following amendments are hereby approved and adopted:
1.    Section 5(b) is hereby amended and restated in its entirety to provide as follows:

(b) Shares Available. Subject to adjustment in accordance with Section 11 of the Plan, the total number of shares of
Common Stock reserved and available for issuance in connection with all types of Awards under the Plan shall be two million, one hundred thousand (2,100,000) (all of which may be issued as Incentive Stock Options), plus the number of shares of Common Stock underlying any award granted under any of the Prior Plans that expires, terminates or is canceled or forfeited for any reason whatsoever or settled in cash (in whole or in part) or is unearned (in whole or in part) under the terms of the applicable Prior Plan.

2.    The increase in the number of shares of Common Stock issuable under the Plan shall be effective upon receipt of approval for such increase by the Company’s shareholders, and shall be subject to and contingent upon receipt of such approval.

3.    Except as provided herein, all other provisions of the Plan shall continue in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer on this ___ day of __________________, 2021.

By ________________________________
Title_______________________________

Please mark your votes like this ☒

Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2, 3, and 4.

1. Election of Director

	Vote FOR the nominee (except as marked)	Vote WITHHELD from the nominee
01 Paul D. Arling	☐	☐

INSTRUCTION: To withhold authority to vote for any indicated nominee, write the number of the nominee in the space provided below.

____

2. Say on Pay — Approval, on an advisory basis, of named executive officer compensation.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

____

Signature

____

Signature (if held jointly)

Date:____________________________, 2021

CONTROL NUMBER

→ ☐

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

SCAN TO
VIEW MATERIALS & VOTE ▷

CONTROL NUMBER

→ ☐

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALVote.com/UEIC

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone: Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

UNIVERSAL ELECTRONICS INC.

15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 at 1:00 pm local time in Scottsdale, Arizona

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement, form of proxy, and Annual Report on Form 10-K are available at http://www.viewproxy.com/ueinc/2021.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 28, 2021 to facilitate timely delivery. Unless requested, you will not receive a paper or e-mail copy.

Important information regarding the Internet availability of the Company's proxy materials, instructions for accessing your proxy materials and voting online, and instructions for requesting paper or e-mail copies of your proxy materials are provided on the reverse side of this Notice.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

To the Stockholders of UNIVERSAL ELECTRONICS INC.

Notice is hereby given that the Annual Meeting of Stockholders of UNIVERSAL ELECTRONICS INC. will be held on June 8, 2021 at 1:00 p.m. local time in Scottsdale, Arizona at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254 for the following purposes:

1. Election of Director.
   01 Paul D. Arling
2. Say on Pay — Approval, on an advisory basis, of named executive officer compensation.
3. Adoption and approval of an amendment to our 2018 Equity and Incentive Compensation Plan.
4. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants as the Company's auditors for the year ending December 31, 2021.

The Board of Directors recommends a vote "FOR" the nominee listed under Item 1 and "FOR" Items 2, 3, and 4.

The Securities and Exchange Commission rules permit us to make our proxy materials available to our stockholders via the Internet.

Material for this annual meeting and future meetings may be requested by one of the following methods:

INTERNET — To view your proxy materials online, go to http://www.viewproxy.com/ueinc/2021
Have the 11 digit control number available when you access the website and follow the instructions.

TELEPHONE — **877-777-2857 TOLL FREE**

E-MAIL — requests@viewproxy.com
* If requesting material by e-mail, please send a blank e-mail with the company name and your 11 digit control number (located below) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

You must use the 11 digit control number located in the box below.

SCAN TO VIEW MATERIALS & VOTE

CONTROL NUMBER

UNIVERSAL ELECTRONICS INC.

Directions on attending the Annual Meeting and voting in person may be found in the Proxy Statement.

The following proxy materials are available to you for review at: http://www.viewproxy.com/ueinc/2021

Proxy Statement

2020 Annual Report on Form 10-K

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically.

You must reference your control number to vote by Internet or request a paper copy of the proxy materials.

You May Vote Your Proxy When You View The Materials On The Internet
You Will Be Asked To Follow The Prompts To Vote Your Shares

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call **1-877-777-2857**

or

By logging onto http://www.viewproxy.com/ueinc/2021

or

By email at: requests@viewproxy.com

Please include the company name and your control number in the subject line.